Filed Pursuant to Rule 424(b)(3)
Under Registration No. 333-168129

CNL HEALTHCARE PROPERTIES, INC.

SUPPLEMENT NO. 1

DATED SEPTEMBER 18, 2013

TO

PROSPECTUS DATED APRIL 17, 2013

This Supplement No. 1 (the “Supplement”) should be read in conjunction with the prospectus of CNL Healthcare Properties, Inc. dated April 17, 2013, and the additional information incorporated by reference herein and described under the heading “Incorporation of Certain Information By Reference.” This Supplement replaces all prior stickers and supplements to the prospectus, with the exception of the sticker supplement dated March 28, 2013, the sticker supplement dated May 16, 2013 and the sticker supplement dated August 15, 2013. Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the prospectus. The terms “we,” “our,” “us” and the “Company” means CNL Healthcare Properties, Inc., CHP Partners, LP, a wholly-owned subsidiary and our operating partnership, and/or our other subsidiaries or affiliates. The purpose of this Supplement is to update and amend certain information contained in the prospectus.

	Supplement Page No.	Prospectus – Related Section/Page No.

PROSPECTUS SUMMARY
Status of Offering	1	–
Recent Developments	1	1
Properties Summary	5	5,6
Our REIT Status	6	10
Our Management	7	10
Compensation of Our Advisor and Affiliates	7	14,19
Our Offering	7	20
Our Distribution Policy	8	21
Our Distribution Reinvestment Plan	8	21
ESTIMATED USE OF PROCEEDS	8	60
MANAGEMENT COMPENSATION	10	62,68
BUSINESS	11	79,81,93
PRIOR PERFORMANCE SUMMARY	29	115
SELECTED FINANCIAL DATA	34	120
MANAGEMENT	36	122
SECURITY OWNERSHIP	36	128
THE ADVISOR AND THE ADVISORY AGREEMENT	37	130,141
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38	143
SUMMARY OF REDEMPTION PLAN	41	150
DISTRIBUTION POLICY	41	152
SUMMARY OF THE CHARTER AND BYLAWS	43	154
FEDERAL INCOME TAX CONSIDERATIONS	50	164
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	51	196
EXPERTS	52	197

Prior Performance Tables – Addendum to Appendix A

i

PROSPECTUS SUMMARY

Status of Offering

We commenced our initial offering of shares of our common stock on June 27, 2011. We plan to extend the offering through June 27, 2014. As of August 31, 2013, we had accepted investors’ subscriptions for, and issued, approximately 44.2 million shares of our common stock pursuant to our offering resulting in aggregate subscription proceeds of approximately $435.2 million. To date, we have issued approximately 0.5 million shares pursuant to our distribution reinvestment plan resulting in proceeds of approximately $4.4 million. As of August 31, 2013, approximately 240.3 million shares of our common stock remain available for sale in our primary offering, and 14.5 million shares of our common stock remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the shares we are offering between the primary offering and the distribution reinvestment plan.

Cover Page

The following replaces in its entirety the first sentence of the Cover Page of the prospectus.

CNL Healthcare Properties, Inc., formerly known as CNL Healthcare Trust, is a Maryland corporation sponsored by CNL Financial Group, LLC which has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Our Business

The following replaces in its entirety the first sentence of the section entitled “PROSPECTUS SUMMARY — Our Business” on page 1 of the prospectus.

CNL Healthcare Properties, Inc. or the “Company,” is a Maryland corporation incorporated on June  8, 2010 which has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Recent Developments

The following replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Recent Developments” on page 1 of the prospectus.

Reduction in Size of Board

At the annual meeting of stockholders held on June 27, 2013, Dr. Bruce Douglas, an independent director, elected not to stand for reelection. As of that date, our board of directors consists of five members. See “MANAGEMENT — Directors and Executive Officers.”

Amendment of the Articles of Incorporation and Bylaws

On June 27, 2013, at the annual meeting of stockholders and a subsequent meeting of the board of directors, an amendment and restatement of our charter and an amendment to our bylaws were approved by our stockholders. See “SUMMARY OF THE CHARTER AND BYLAWS” for further information on the amendments.

Property Acquisitions

Perennial Communities. On May 31, 2013, we, through our operating partnership, acquired six skilled nursing facilities located in Arkansas (collectively, the “Perennial Communities”) collectively valued at approximately $56.4 million from affiliates of Perennial Healthcare Management LLC. The Perennial Communities feature an aggregate of 868 licensed and 780 utilized beds. See “Business — Properties — Perennial Communities” and “BUSINESS — Borrowings — Perennial Communities” for further information.

LaPorte Cancer Center. On June 14, 2013, we, through our operating partnership, acquired a freestanding medical office building located in Westville, Indiana from LaPorte County Cancer Center, LLC, an affiliate of Holladay

Property Services Midwest, Inc., for a purchase price of approximately $13.1 million (the “LaPorte Cancer Center”). Michiana Hematology Oncology, P.C. leases all 30,268 square feet of the LaPorte Cancer Center under a 20-year lease, which will expire on October 31, 2030. See “BUSINESS — Properties — LaPorte Cancer Center” and “BUSINESS — Borrowings — LaPorte Cancer Center” for further information.

Knoxville Medical Office Properties. On July 10, 2013, we, through our operating partnership, acquired four medical office properties located in Jefferson City, Knoxville and Powell, Tennessee from each of Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC and Emory Development Partners, LLC, for an aggregate purchase price of approximately $57.3 million (the “Knoxville Medical Office Properties”). The Knoxville Medical Office Properties offer an aggregate of 215,647 square feet of rentable space and are currently 100% leased. See “BUSINESS — Properties — Knoxville Medical Office Properties” and “BUSINESS — Borrowings — Knoxville Medical Office Properties” for further information.

HarborChase of Jasper. On August 1, 2013, we, through our operating partnership, acquired a senior housing property located in Jasper, Alabama from Emeritus Corporation, for a purchase price of approximately $7.3 million (“HarborChase of Jasper”). HarborChase of Jasper features 15 independent living, 35 assisted living and 12 memory care units. See “BUSINESS — Additional Acquisitions” for further information.

Medical Portfolio I Properties. On August 16, 2013, we, through our operating partnership, acquired a portfolio of six medical office properties located in Leawood, Kansas, Phoenix, Arizona, Escondido, California and Elyria, Ohio from each of MMIC Leawood MOB, LLC, MMIC Harbour View, LLC, MMIC JCL MOB, LLC, MMIC EMA MOB, LLC, and MMIC Chestnut Commons, LLC, for an aggregate purchase price of approximately $59.5 million (the “Medical Portfolio I Properties”). The Medical Portfolio I Properties offers an aggregate of 181,890 square feet of rentable space. See “BUSINESS — Properties — Medical Portfolio I Properties” and “BUSINESS — Borrowings — Medical Portfolio I Properties” for further information.

South Bay Communities. On August 29, 2013, we, through our operating partnership, acquired a portfolio of three senior housing communities featuring an aggregate of 447 residential units comprised of 320 independent living units, 97 assisted living units and 30 memory care units for an aggregate purchase price of approximately $77.5 million (the “South Bay Communities”) from each of RR IL Care Group Limited Partnership, RR AL Care Group Limited Partnership and Oakland Care Group LP. We, also on August 29, 2013, purchased land adjacent to two of the senior housing communities from Raider Ranch, LP, for a purchase price of approximately $3.0 million. See “BUSINESS — Properties — South Bay Communities” for further information.

Calvert Medical Office Properties. On August 30, 2013, we, through subsidiaries of our operating partnership, acquired ground lease interests for three medical office buildings and associated assets totaling 171,920 rentable square feet for an aggregate purchase price of approximately $40.3 million from each of Calvert Medical Arts Center LLC, CMH II Holding Co. and Calvert Medical Office Building L.P. See “BUSINESS — Properties — Calvert Medical Office Properties” and “BUSINESS — Borrowings — Calvert Medical Office Properties” for further information.

Election of REIT Status. We elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2012.

Entry into Material Acquisition Agreements

Pacific Northwest Senior Housing Portfolio. On August 21, 2013, through our operating partnership, we entered into separate purchase and sale agreements relating to the acquisition of a portfolio of 21 senior housing communities located in five states throughout the Pacific Northwest United States (collectively, the “Pacific Northwest Senior Communities”) for an aggregate purchase price of approximately $457.3 million. The Pacific Northwest Senior Communities collectively feature 2,186 residential units, comprised of 664 independent living units, 1,366 assisted living units, and 156 memory care units. The sellers of the Pacific Northwest Senior Communities are related to one another; however, none of the sellers is affiliated with the Company. The acquisition of the Pacific Northwest Senior Communities is subject to the successful completion of our due diligence and the fulfillment of numerous conditions precedent, including receipt of required approvals and licenses from applicable state governmental authorities. The Company expects to acquire the Pacific Northwest Senior Communities with cash, including available amounts raised in the Company’s public offering of common stock, amounts received from the disposition of its joint venture with Sunrise Senior Living in July 2013, and amounts available under the Company’s revolving line of credit with KeyBank, N.A. which we obtained on August 19, 2013. Generally, the closings are contingent upon the closing of the entire portfolio pursuant to a prescribed schedule, commencing October 22, 2013.

Distributions

The Board of Directors declared cash distributions of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock to stockholders of record on July 1, 2013, and August 1, 2013, payable by September 30, 2013. See “OUR DISTRIBUTION POLICY” for further information.

Redemptions

We received and paid out $0.4 million and $0.02 million, respectively, in redemption requests during the six months ended June 30, 2013 with the remaining $0.2 million being paid in July 2013. Our board of directors exercises discretion in determining the level of request to be honored, and ultimately determined to redeem all such requests. See “SUMMARY OF REDEMPTION PLAN” for further information.

Property Manager Expense Support Agreement

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with our advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 through December 31, 2013, subject to the right of the property manager to terminate upon 30 days prior written notice. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager. See “THE ADVISOR AND THE ADVISORY AGREEMENT — Property Manager — Property Manager Expense Support Agreement.”

Dispositions

Sunrise Joint Venture

On July 1, 2013, pursuant to a purchase and sale agreement dated December 18, 2012 between our subsidiary CHT SL IV Holding, LLC and Health Care REIT, Inc., we completed the sale of our approximately 55% joint venture membership interest in a senior housing joint venture with Sunrise Senior Living Investments, Inc. for a sales price of approximately $61.8 million including transaction costs, of which approximately $0.6 million was paid to our advisor as a disposition fee under the Advisory Agreement. See “BUSINESS — Properties — Dispositions — Sunrise Joint Venture” for more information.

Additional Investments

HCA Rutland Loan

On June 27, 2013, we entered into the Construction Loan Agreement, dated June 27, 2013 with C4 Rutland, LLC (“Crosland Southeast”), pursuant to which the Company originated an acquisition, development and construction loan in the amount of approximately $6.2 million (“ADC Loan”) to Crosland Southeast for the development of a 22,000 square foot medical office building on 2.8 acres of land in Rutland, Virginia that will function as an out-patient emergency and imaging center (“HCA Rutland”) and will be leased to Hospital Corporation of America. Due to the familial relationship between a principal of Crosland Southeast and one of the Company’s directors, the loan was deemed a related party transaction for accounting purposes. See “BUSINESS — Additional Investments — HCA Rutland Loan” for more information.

Borrowings

Primrose II Communities Loan

In connection with the financing of our acquisition of five senior housing properties in Illinois, Iowa, Ohio and South Dakota (the “Primrose II Communities”), on December 19, 2012, we entered into a one-year term loan in the aggregate principal amount of approximately $49.7 million with KeyBank National Association (the “Primrose II Senior Loan”).

On May 8, 2013, we obtained permanent financing for two of the five Primrose II Communities. Specifically, each of our subsidiaries which own the Primrose II Communities located in Decatur, Illinois and Zanesville, Ohio each entered into a multifamily loan and security agreement with Keycorp Real Estate Capital Markets, Inc. in the aggregate original principal amount of approximately $23.5 million (collectively, the “FNMA Loans”). The Primrose II Senior Loan was paid off in full June 2013. For additional information on the terms of the FNMA Loans see “BUSINESS — Borrowings — Primrose II Communities.”

Perennial Communities

In connection with the acquisition of the six Perennial Communities, on May 31, 2013, we, through our subsidiaries entered into a three-year term loan with KeyBank National Association and Synovus Bank in the aggregate principal amount of $30.0 million. See “BUSINESS — Borrowings — Perennial Communities” for further information.

LaPorte Cancer Center

On June 14, 2013, in connection with the closing of the acquisition of the LaPorte Cancer Center, we, through a subsidiary, obtained a non-recourse loan in the principal aggregate amount of $8.5 million from Centier Bank. See “BUSINESS — Borrowings — LaPorte Cancer Center” for further information on this loan.

Knoxville Medical Office Properties Loan

On July 10, 2013, in connection with the closing of the acquisition of the Knoxville Medical Office Properties, we, through our subsidiaries, entered into a credit agreement with Regions Bank in the aggregate principal amount of approximately $38.6 million. See “BUSINESS — Borrowings — Knoxville Medical Office Properties” for further information on this loan.

Medical Portfolio I Properties Loan

On August 16, 2013, in connection with our acquisition of the Medical Portfolio I Properties, we, through our subsidiaries, entered into a Loan Agreement with Prudential Insurance Company of America in the aggregate principal amount of $35.7 million. See “BUSINESS — Borrowings — Medical Portfolio I Properties” for further information on this loan.

Revolving Credit Facility

On August 19, 2013, we, together with our operating company, entered into a Credit Agreement with KeyBank National Association and other participating lenders who have or may become a party to such Credit Agreement, for a revolving line of credit facility in the initial aggregate principal amount of $120.0 million, the initial lenders for which are KeyBank National Association, Bank of America, N.A., Cadence Bank, N.A., Fifth Third Bank, and PNC Bank, National Association, each of whom is an unaffiliated third-party to us. See “BUSINESS — Borrowings — Revolving Credit Facility” for detailed information.

Calvert Medical Office Properties Loan

On August 30, 2013, we, through subsidiaries, entered into a Credit Agreement with Regions Bank, providing for a five-year term loan in the maximum aggregate principal amount of $29.4 million of which $26.3 million was funded in connection with our acquisition of the Calvert Medical Properties and the remaining $3.1 million of which will be funded in the event that the Solomons Island Building and the Solomons Island Parking is acquired by our subsidiaries and added to the collateral for such term loan. See “BUSINESS — Borrowings — Calvert Medical Office Properties” for further information on this loan.

Properties Summary

The following information should be read in conjunction with the “BUSINESS” – Properties” section beginning on page 79 of the prospectus.

The following table sets forth the property name, location, asset class, date acquired, year built and purchase price of each of the properties we owned as of August 30, 2013. Seniors’ housing facilities are apartment-like facilities and are therefore stated in units. Medical office buildings, or MOBs, and specialty hospitals are measured in square feet.

The subsection entitled “Sunrise Communities” in the section entitled “PROSPECTUS SUMMARY — Properties Summary” beginning on page 5 of the prospectus is deleted in its entirety.

The following table supersedes and replaces in its entirety the section entitled PROSPECTUS SUMMARY — Properties Summary” on page 6 of the prospectus.

Name	Location	Asset Type	Date Acquired	Year Built	Purchase Price (in millions)

Primrose Communities
Primrose Retirement Community of Casper	Casper, WY	Senior Housing	02/16/12	2004	$18.8
Sweetwater Retirement Community	Billings, MT	Senior Housing	02/16/12	2006	$16.3
Primrose Retirement Community of Grand Island	Grand Island, NE	Senior Housing	02/16/12	2005	$13.3
Primrose Retirement Community of Mansfield	Mansfield, OH	Senior Housing	02/16/12	2007	$18.0
Primrose Retirement Community of Marion	Marion, OH	Senior Housing	02/16/12	2006	$17.7

HarborChase of Villages Crossing Development Project	Lady Lake, FL	Development – Senior Housing	08/29/12		$ 2.2

Windsor Manor Properties I

Windsor Manor of Vinton	Vinton, IA	Senior Housing	08/31/12	2011	$ 5.8
Windsor Manor of Webster City	Webster City, IA	Senior Housing	08/31/12	2010	$ 6.8
Windsor Manor of Nevada	Nevada, IA	Senior Housing	08/31/12	2009	$ 6.3
Dogwood Forest of Acworth Development Project	Acworth, GA	Development – Senior Housing	12/18/12		$ 1.8

Primrose Communities II
Primrose Retirement Community of Lima	Lima, OH	Senior Housing	12/19/12	2007	$18.6
Primrose Retirement Community of Zanesville	Zanesville, OH	Senior Housing	12/19/12	2008	$19.1
Primrose Retirement Community of Decatur	Decatur, IL	Senior Housing	12/19/12	2009	$18.1
Primrose Retirement Community of Council Bluffs	Council Bluffs, IA	Senior Housing	12/19/12	2007	$12.9
Primrose Retirement Community Cottages	Aberdeen, SD	Senior Housing	12/19/12	1995	$ 4.3

Capital Health Communities
Brookridge Heights	Marquette, MI	Senior Housing	12/21/12	1998	$13.5
Curry House	Cadillac, MI	Senior Housing	12/21/12	1996	$13.5
Symphony Manor	Baltimore, MD	Senior Housing	12/21/12	2011	$24.0
Woodholme Gardens	Pikesville, MD	Senior Housing	12/21/12	2010	$17.1

Name	Location	Asset Type	Date Acquired	Year Built	Purchase Price (in millions)

Tranquillity at Fredericktowne	Frederick, MD	Senior Housing	12/21/12	2000	$17.0

Claremont Medical Office	Claremont, CA	Healthcare – MOB	01/14/13	2008	$19.8

Windsor Manor II Communities
Windsor Manor of Indianola	Indianola, IA	Senior Housing	04/01/13	2004	$ 6.5
Windsor Manor of Grinell	Grinnell, IA	Senior Housing	04/01/13	2006	$ 5.7

Perennial Communities
Batesville Healthcare Center	Batesville, AR	Senior Housing	05/31/13	1975	$ 6.2
Broadway Healthcare Center	West Memphis, AR	Senior Housing	05/31/13	1994	$11.9
Jonesboro Healthcare Center	Jonesboro, AR	Senior Housing	05/31/13	2012	$15.2
Magnolia Healthcare Center	Magnolia, AR	Senior Housing	05/31/13	2009	$11.8
Mine Creek Healthcare Center	Nashville, AR	Senior Housing	05/31/13	1978	$ 3.4
Searcy Healthcare Center	Searcy, AR	Senior Housing	05/31/13	1973	$ 7.9

LaPorte Cancer Center	Westville, IN	Healthcare – MOB	06/14/13	2010	$13.1

Knoxville Medical Office Properties
Physicians Plaza A at North Knoxville Medical Center	Powell, TN	Healthcare – MOB	07/10/13	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center	Powell, TN	Healthcare – MOB	07/10/13	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex	Knoxville, TN	Healthcare – MOB	07/10/13	2004	$ 5.8
Jefferson Medical Commons	Jefferson City, TN	Healthcare – MOB	07/10/13	2001	$11.6

HarborChase of Jasper	Jasper, AL	Senior Housing	08/01/13	1998	$ 7.3

Medical Portfolio I Properties
Doctors Specialty Hospital	Leawood, KS	Healthcare – Specialty Hospital	08/16/13	2001	$10.0
John C. Lincoln Medical Office Plaza I	Phoenix, AZ	Healthcare – MOB	08/16/13	1980	$ 5.5
John C. Lincoln Medical Office Plaza II	Phoenix, AZ	Healthcare – MOB	08/16/13	1984	$ 3.2
North Mountain Medical Plaza	Phoenix, AZ	Healthcare – MOB	08/16/13	1994	$ 5.0
Escondido Medical Arts Center	Escondido, CA	Healthcare – MOB	08/16/13	1994	$15.6
Chestnut Commons Medical Office Building	Elyria, OH	Healthcare – MOB	08/16/13	2008	$20.2

South Bay Properties
The Club at Raider Ranch	Lubbock, TX	Senior Housing	08/29/13	2009	$30.0
The Isle at Raider Ranch	Lubbock, TX	Senior Housing	08/29/13	2009	$25.0
Raider Ranch Development Project	Lubbock, TX	Development – Senior Housing	08/29/13	__	$ 3.0
Town Village	Oklahoma City, OK	Senior Housing	08/29/13	2004	$22.5

Calvert Medical Office Properties
Calvert Medical Office Building I, II, III	Prince Frederick, MD	Healthcare – MOB	08/30/13	1991, 1999, 2000	$16.4
Calvert Medical Arts Center	Prince Frederick, MD	Healthcare – MOB	08/30/13	2009	$19.3
Dunkirk Building	Dunkirk, MD	Healthcare – MOB	08/30/13	1997	$ 4.6

The subsection entitled “Borrowings Summary” in the section entitled “PROSPECTUS SUMMARY — Borrowings” beginning on page 7 of the prospectus is deleted in its entirety.

Our REIT Status

The following replaces in its entirety the first sentence of the section entitled “PROSPECTUS SUMMARY – Our REIT Status” on page 10 of the prospectus.

We elected to be treated as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2012.

Our Management

The following replaces in its entirety the first full paragraph under the section entitled “PROSPECTUS SUMMARY – Our Management” which begins on page 10 of the prospectus.

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our advisor’s performance at least annually. We currently have five members on our board of directors, three of whom are independent of our management, our advisor and our respective affiliates. Our directors are elected annually by our stockholders. Our board of directors has established an audit committee comprised of the independent directors.

Compensation of Our Advisor and Affiliates

The following sentence is added after the first sentence of the first paragraph in the section entitled “PROSPECTUS SUMMARY — Compensation of our Advisor and Affiliates” on page 14 of the prospectus.

For additional information concerning compensation paid to our advisor, other affiliates and related partners, see the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

The following paragraph is added after the first full paragraph on page 19 of the prospectus under the section entitled “PROSPECTUS SUMMARY — Compensation of Our Advisor and Affiliates.”

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with our advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 through December 31, 2013, subject to the right of the property manager to terminate upon 30 days prior written notice. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager. See “THE ADVISOR AND THE ADVISORY AGREEMENT — Property Manager — Property Manager Expense Support Agreement.”

Our Offering

The following replaces in its entirety the first two full paragraphs under the section entitled “PROSPECTUS SUMMARY – Our Offering” which appears on page 20 of the prospectus.

We commenced our initial offering of shares of our common stock on June 27, 2011. We plan to extend the offering through June 27, 2014. As of August 31, 2013, we had accepted investors’ subscriptions for, and issued, approximately 44.2 million shares of our common stock pursuant to our public offering resulting in aggregate subscription proceeds of approximately $435.2 million. To date, we have issued approximately 0.5 million shares pursuant to our distribution reinvestment plan resulting in proceeds of approximately $4.4 million. As of August 31, 2013, approximately 240.3 million shares of our common stock remain available for sale in our primary offering, and 14.5 million shares of our common stock remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the shares we are offering between the primary offering and the distribution reinvestment plan.

Our Distribution Policy

The following supersedes and replaces in its entirety the last paragraph on page 21 of the prospectus, under the section entitled “PROSPECTUS SUMMARY – Our Distribution Policy.” For further information, see “OUR DISTRIBUTION POLICY.”

As of June 30, 2013, we have declared and paid total cumulative cash distributions of approximately $8.2 million and issued approximately 617,270 shares of common stock as stock distributions.

Our board of directors declared a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock on July 1, 2013, and August 1, 2013. These distributions are to be paid and distributed by September 30, 2013.

Our Distribution Reinvestment Plan

The following supersedes and replaces in full the sole paragraph under the section entitled “PROSPECTUS SUMMARY – Our Distribution Reinvestment Plan,” which appears on page 21 of the prospectus.

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares of common stock that may be available. We have designated 5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose. As of June 30, 2013, we have issued approximately 465,512 shares of common stock pursuant to our distribution reinvestment plan. See “SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN,” for further information.

ESTIMATED USE OF PROCEEDS

The following section supersedes and replaces in its entirety the section entitled “ESTIMATED USE OF PROCEEDS” which begins on page 60 of the prospectus.

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell:

•	approximately one-half of our maximum offering of $3,000,000,000 in shares of our common stock, of which 5.0% are sold through our distribution reinvestment plan; and

•	the maximum offering, of which 5.0% are sold through our distribution reinvestment plan.

The amounts set forth below represent our best estimate of our use of offering proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our distribution reinvestment plan. Depending primarily on the number of shares sold in this offering, we estimate that approximately 86.93% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or other corporate purposes. The remainder of offering proceeds is expected to be used to pay selling commissions, marketing support fees and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our distribution reinvestment plan, to fund redemptions under our redemption plan, pay distributions, repay debt, pay Operating Expenses or establish reserves. While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of 150 Million Shares		Assuming Sale of Maximum Offering
Percentage of shares sold pursuant to our Distribution Reinvestment Plan(1)	2.5%		2.5%
	Amount	Percent	Amount	Percent

GROSS PROCEEDS(2)	$1,496,250,000	100.00%	$2,992,500,000	100.00%

Less:
Selling Commissions and Marketing Support Fees(2)(3)	142,500,000	9.52%	285,000,000	9.52%
Other Organizational and Offering Expenses(3)	29,925,000	2.00%	29,925,000	1.00%

NET OFFERING PROCEEDS	1,323,825,000	88.48%	2,677,575,000	89.48%
Less:
Investment Services Fees(4)(6)	24,491,000	1.64%	49,535,000	1.66%
Acquisition Expenses(5)(6)	13,238,000	0.88%	26,776,000	0.89%
Initial Working Capital Reserve(7)	—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT(8)	$1,286,096,000	85.96%	$2,601,264,000	86.93%

(1)	Although we expect to sell 2.5% of the shares in this offering pursuant to our Distribution Reinvestment Plan, this table also illustrates the proceeds that would result should no shares be sold through our Distribution Reinvestment Plan in the case of a maximum offering.

(2)	We pay selling commissions and marketing support fees to our managing dealer as shares are sold in accordance with the terms of the agreement with our managing dealer (the “managing dealer agreement”). Our managing dealer has engaged unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our managing dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares by such participating brokers as selling commissions and marketing support fees, respectively. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and marketing support fees may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our managing dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. In no event, however, will commission discounts reduce the proceeds of the offering that are available to us. Selling commissions and marketing support fees are not paid in connection with the purchase of shares pursuant to our distribution reinvestment plan.

(3)	Estimated other Organizational and Offering Expenses presented in this table include any and all costs and expenses, excluding selling commissions and marketing support fees which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering, including, without limitation, the following: legal, accounting and escrow fees; certain due diligence expenses, printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), Organizational and Offering Expenses, which includes selling commissions and marketing support fees, paid by us may not exceed 15% of Gross Proceeds of the primary offering. The Organizational and Offering Expenses, including selling commissions and marketing support fees are estimated to be 2% for the sale of 150 million shares and 1% for the maximum offering, all within the 15% limitation.

(4)	For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire Assets composed of real properties and loans that we invest in or originate. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties and loans that we invest in or originate by 1.85%. No portion of the net proceeds are assumed to be used to acquire securities for which no Investment Services Fees apply. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, it is our intent to leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our Assets once we have ceased raising capital under this offering or any subsequent primary offering and invested substantially all of our capital. Our intent is to target our aggregate borrowings to between 40% to 60% of the aggregate value of our Assets once we own a seasoned and stable Asset portfolio.

(5)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of the Investment Services Fees, incurred by us or reimbursed by us to our operating partnership, CHP Partners, LP referred to herein as “our operating partnership,” our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any real property investment, including any securities, loans or other Permitted Investments whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 1% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.

(6)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees include any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any affiliates of ours, our operating partnership or our advisor) in connection with the selection, purchase, development or construction of real property or with making or investing in loans, securities or other Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

(7)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements are established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our Assets.

(8)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to originate or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our charter and FINRA rules. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. In addition, we may use proceeds from our distribution reinvestment plan for redemptions of shares. See “Summary of Redemption Plan.”

Until proceeds are required to be invested or used for other purposes, we invest such amounts in short-term, highly liquid investments with appropriate safety of principal, including, but not limited to, government obligations, short-term debt obligations and interest bearing bank accounts.

MANAGEMENT COMPENSATION

The following sentence is added after the first sentence of the first paragraph in the section entitled “MANAGEMENT COMPENSATION” on page 62 of the prospectus.

For additional information concerning compensation paid to our advisor, other affiliates and related partners, see the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

The following information is added after the first full paragraph on page 68 of the prospectus under the section entitled “MANAGEMENT COMPENSATION.”

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with our advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 through December 31, 2013, subject to the right of the property manager to terminate upon 30 days prior written notice. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager. See “THE ADVISOR AND THE ADVISORY AGREEMENT — Property Manager — Property Manager Expense Support Agreement.”

BUSINESS

Properties

Locations of Our Properties

The following information supersedes and replaces in its entirety the first sentence and the map, including the legend, in the section entitled “BUSINESS — Properties — Locations of Our Properties” on page 79 of the prospectus.

The following map reflects the locations of our 49 properties, including our ten properties owned through investments in joint ventures and our three development projects:

The subsection entitled “Sunrise Communities” in the section entitled “BUSINESS — Properties” beginning on page 81 of the prospectus is deleted in its entirety.

The following is added to the end of the section entitled “BUSINESS – Properties” on page 93 of the prospectus.

Perennial Communities

On May 31, 2013, we, through our operating partnership, acquired a 100% fee simple interest in land and related improvements comprising six skilled nursing communities located in Arkansas (collectively, the “Perennial Communities”) from affiliates of Perennial Healthcare Management, LLC (collectively, the “Perennial Sellers”) pursuant to the terms and conditions of that certain Asset Purchase Agreement dated April 23, 2013 (the “Perennial Acquisition”). The Perennial Communities have an aggregate 868 licensed beds and 780 utilized beds. The average age of the Perennial Communities is 22.7 years. The aggregate purchase price for the Perennial Communities was approximately $56.4 million, excluding closing costs (the “Perennial Purchase Price”). We are not affiliated with the Perennial Sellers Senior Living Centers or the New Perennial Operators; however, this is our second project with affiliates of Capital Health Group, the first of which is the portfolio of five senior housing communities located in Michigan and Maryland, known as the Capital Health Communities. See “— Properties — Capital Health Communities” on page 88 of the prospectus.

Each of the Perennial Communities is managed by Senior Living Centers, Inc. an affiliate of Capital Health Group, LLC. Also effective as of May 31, 2013, each of the Perennial Communities is operated by a subsidiary of Arkansas SNF Operations Acquisition III, LLC, an affiliate of the Capital Health Group, as the parent operator (collectively, the “New Perennial Operators”), under triple-net lease agreements having an initial term of ten years, with two five-year renewal options that are exercisable at the discretion of the New Perennial Operators. A security deposit is in place for our use in the event of a default in the payment of rent or any other monetary obligation. In the initial year, the aggregate minimum annual rent for the Perennial Communities is approximately $5.54 million, and the average effective annual rental per usable bed is approximately $7,100. Pursuant to the terms of the Perennial Communities leases, none of the New Perennial Operators, nor certain of their principals, may compete within fifteen miles of any of the Perennial Communities during the term of the applicable lease and for a period of five years after expiration of the applicable lease, unless CNL is first offered the right to acquire the competing facility.

The New Perennial Operators have an option to purchase the Perennial Communities that are located in Batesville, Mine Creek and Searcy, Arkansas, which is exercisable during the period from the end of the third year through the end of the fifth year following closing of the Perennial Communities acquisition. The acquisition price for any of such facilities would be an amount that yields a 4% compounded annual return to us with respect to the adjusted lease basis at the time the option is exercised.

Senior Living Centers management has over 20 years of experience in healthcare real estate and senior living executive management, spanning all aspects of acquisitions, development, asset management and operations, and Senior Living Centers currently manages 17 skilled nursing facilities in Arkansas representing over 1,600 licensed beds.

The following table lists each of the Perennial Communities, its location, square footage, number of utilized beds, number of licensed beds, occupancy rate as of July 31, 2013, year built, year renovated, RevPOU and purchase price:

Perennial Communities	Location	Square Footage	Utilized Beds	Licensed Beds	Occupancy % as of 7/31/2013	Year Built	Year Renovated	Average Monthly RevPOU (1)	Purchase Price
Batesville Healthcare Center	Batesville, AR	46,100	116	150	81%	1975	1992	$5,786	$6.2
Broadway Healthcare Center	West Memphis, AR	46,600	119	119	86%	1994	2012	$6,422	$11.9
Jonesboro Healthcare Center	Jonesboro, AR	45,000	136	136	93%	2012	-	$7,153	$15.2
Magnolia Healthcare Center	Magnolia, AR	43,000	140	140	87%	2009	-	$6,255	$11.8
Mine Creek Healthcare Center	Nashville, AR	11,600	18	78	76%	1978	-	$5,465	$3.4
Searcy Healthcare Center	Searcy, AR	59,000	191	245	78%	1972	2009	$5,884	$7.9

Total/Average		251,300	780	868	83.5% (avg.)	22.7 years (avg)		$5,928 (avg)	$56.4

(1)	Average monthly revenue per occupied unit (“RevPOU”) as of July 31, 2013.
(2)	Utilized beds represent beds currently in use based on market demand and optimal operating efficiencies.

In connection with the acquisition of the six Perennial Communities, on May 31, 2013, we, through our subsidiaries entered into a three-year term loan with KeyBank and Synovus Bank in the aggregate amount of $30.0 million. See “BUSINESS — Borrowings — Perennial Communities” for further information.

We have no plans for material renovations or improvements on any of the Perennial Communities and believe each is suitable for its intended purpose. We also believe each facility is covered by adequate insurance.

There are comparable facilities in the primary market areas for the Perennial Communities, with which we compete, although there are regulatory requirements with which skilled nursing facilities must comply.

The following table sets forth the estimated depreciable basis for federal tax purposes in each of the Perennial Communities:

ESTIMATED DEPRECIABLE BASIS OF PERENNIAL COMMUNITIES
Perennial Communities	Estimated Depreciable Basis (In millions)
Batesville Healthcare Center	$ 6.0
Broadway Healthcare Center	$11.7
Jonesboro Healthcare Center	$15.1
Magnolia Healthcare Center	$11.9
Mine Creek Healthcare Center	$ 3.4
Searcy Healthcare Center	$ 7.5

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Perennial Communities were $0.18 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.04 million in connection with the acquisition of the Perennial Communities, which is equal to 1.85% of the aggregate Perennial Purchase Price.

Knoxville Medical Office Properties

On July 10, 2013, we, through our operating partnership, acquired four medical office properties and related assets (collectively, the “Knoxville Medical Office Properties”) from each of Jefferson Equity Partners, LLC (“JEP”), Oak Hill Partners, LLC (“OHP”), Knoxville Equity Partners, LLC (“KEP”) and Emory Development Partners, LLC (“EDP”), each a Tennessee limited liability company (each a “Knoxville Medical Office Seller” and, collectively, the “Knoxville Medical Office Sellers”), pursuant to the terms and conditions of that certain Agreement of Sale and Purchase with each Knoxville Medical Office Seller, dated April 3, 2013. The aggregate purchase price for the Knoxville Medical Office Properties was approximately $57.3 million, excluding closing costs (the “Knoxville Medical Office Properties Purchase Price”). Each of the Knoxville Medical Office Sellers is an affiliate of N.T. Brinkman, Inc. (“N.T. Brinkman”), a Virginia-based firm that has been wholly dedicated to the planning, development, funding, managing and operating of healthcare facilities since 1981.

The Knoxville Medical Office Properties consist of: (i) JEP’s interests in 15 condominium units in a medical office building known as Jefferson Medical Commons located in Jefferson City, Tennessee, together with JEP’s interests as landlord under the leases for such units: (ii) OHP’s interest in a medical office facility known as the Physicians Regional Medical Center – Central Wing Annex located in Knoxville, Tennessee, together with OHP’s interest in an air rights lease for the lease of the air parcel in which such facility is located and OHP’s interests as landlord in related leases; (iii) KEP’s interest in a medical office building known as Physicians Plaza A at North Knoxville Medical Center located in Powell, Tennessee, together with KEP’s leasehold interest in a related ground lease for the parcel on which such building is located and KEP’s interests as landlord in related leases of such building; and (iv) EDP’s interest in a medical office building known as Physicians Plaza B at North Knoxville Medical Center located in Powell, Tennessee, together with EDP’s leasehold interest in a related ground lease for the parcel upon which such building is located and EDP’s interests as landlord in related leases. The average age of the Knoxville Medical Office Properties is 7.5 years.

The following table lists each of the Knoxville Medical Office Properties, its location, rentable square footage, occupancy rate as of July 31, 2013, year built and purchase price:

Knoxville Medical Office Property	Location	Rentable Square Footage	Occupancy % as of 7/31/2013	Year Built	Purchase Price (in millions)
Physicians Plaza A at North Knoxville Medical Center	Powell, TN	67,410	100%	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center	Powell, TN	75,109	100%	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex	Knoxville, TN	24,650	100%	2004	$ 5.8
Jefferson Medical Commons	Jefferson City, TN	48,478	100%	2001	$11.6

Total/Average		215,647	100% (avg)	7.5 years (avg)	$57.3

A portion of the purchase price of the Knoxville Medical Office Properties was funded through a five-year term loan from Regions Bank in the principal outstanding amount of approximately $35.4 million. See “— Borrowings — Knoxville Medical Office Properties” for more information on this loan.

Each of the four Knoxville Medical Office Properties is managed by Healthcare Equity Partners, LLC (“HEP”), under a long-term management agreement having an initial term of five years, with automatic renewals of one year thereafter unless terminated by either party. HEP is paid a management fee equal to 5% of the gross monthly rents generated from each of the Knoxville Medical Office Properties. HEP is an affiliate of N.T. Brinkman, Inc.

Also on July 10, 2013, we entered into a Right of First Offer Agreement with N.T. Brinkman pursuant to which N.T. Brinkman granted us, for three years from the closing of the acquisitions, the right of first offer to purchase any medical office building developed by N.T. Brinkman or any of its affiliates within a one mile radius of any of the Knoxville Medical Office Properties. In addition, on the same date, we entered into a Non-Solicitation Agreement with N.T. Brinkman pursuant to which N.T. Brinkman has agreed not to solicit or recruit tenants of the Knoxville Medical Office Properties to be tenants of any property owned or operated by any of the Knoxville Medical Office Sellers or their affiliates until the earlier of: (a) the expiration of five years from the closing of the acquisition of the Knoxville Medical Office Properties; or (b) as to any tenant of any Knoxville Medical Office Property, (i) our sale of such property; or (ii) the termination of N.T. Brinkman as a property manager of any property.

The Knoxville Medical Office Properties are leased under long-term lease agreements to healthcare service providers. The following table lists the leasing information for each of the tenants leasing 10% or more of each of the four Knoxville Medical Office Properties:

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Lease Expiration	Renewal Option	Percentage Rent Increase Per Year
Physicians Plaza A at North Knoxville Medical Center
Health Management Associates (“HMA”)	18.5%
HMA Tennova Conference	6.61%	121 mos.	$84,078	April 2015	N/A	3%
HMA Tennova Pain Management	7.30%	121 mos.	$88,350	Aug. 2016	4 3-year	3%
HMA Tennova OB/GYN	4.59%	121 mos.	$58,793	Sept. 2016	4 3-year	3%
Knoxville Orthopedic Clinic	29.49%	180 mos.	$374,975	Mar. 2020	N/A	3%
Premier Surgical Associates	10.17%	180 mos.	$129,323	Mar. 2020	N/A	3%
Tennessee Urology Associates	14.71%	181 mos.	$176,090	Oct. 2021	N/A	3%
Tots and Teens Pediatrics	11.00%	217 mos.	$139,476	May 2023	N/A	3%
Greater Knoxville ENT (“GK ENT”)	10.25%
GK ENT (Suite 210)	2.74%	156 mos.	$32,652	Sept. 2021	N/A	3%
GK ENT (Suite 220	7.51%	181 mos.	$89,833	Oct. 2021	N/A	3%

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Lease Expiration	Renewal Option	Percentage Rent Increase Per Year
Physicians Plaza B at North Knoxville Medical Center
HMA	90.78%
HMA Summit IMA	33.59%	120 mos.	$542,128	Jan. 2019	N/A	3%
HMA Tennova Health System	53.52%	144 mos.	$874,328	Aug. 2020	2 3-year	3%
HMA Kristy Newton	3.67%	132 mos.	$59,870	Aug. 2020	N/A	3%

Physicians Regional Medical Center – Central Wing Annex
HMA	100%
HMA East Tennessee Heart	50%	111 mos.	$264,864	May 2018	2 3-year	3%
HMA East Tennessee Heart 2	50%	172 mos.	$216,057	May 2018	N/A

Jefferson Medical Commons
HMA	56.63%
HMA JMH Cardiac Rehab	3.32%	152 mos.	$2,280	Aug. 2013	1 5-year	2%
HMA JMH Rotation	8.40%	120 mos.	$69,911	Aug. 2013	3 5-year	2%
HMA JMH Conference	4.83%	120 mos.	$40,180	Aug. 2013	3 5-year	2%
HMA JMH Pulmonary	8.31%	12 mos.	$62,430	Oct. 2013	1 5-year	2%
HMA JMH Womens	7.20%	12 mos.	$54,120	Nov. 2013	1 5-year	2%
HMA JMH G20	4.09%	129 mos.	$35,922	May 2014	2 5-year	2%
HMA JMH Physicians Clinic	3.44%	144 mos.	$35,582	Mar. 2015	4 3-year	2%
HMA JMH Business Office	6.68%	180 mos.	$58,503	Dec. 2015	3 5-year	2%
HMA JMH Administration	5.43%	180 mos.	$47,548	Dec. 2015	2 5-year	2%
HMA JMH Clinic	4.93%	180 mos.	$43,225	Dec. 2015	3 5-year	2%
Tennessee Valley Primary Care (“TV Primary Care”)	35.82%
TV Primary Care (Suite 120)	7.62%	73 mos.	$66,915	June 2020	N/A	2%
TV Primary Care (Suite 110)	6.78%	84 mos.	$59,531	June 2020	N/A	2%
TV Primary Care (Suite 130)	21.42%	84 mos.	$188,134	June 2020	N/A	2%

Total/Average		134 mos. (avg.)

The following table aggregates all of the scheduled lease expirations for the Knoxville Medical Office Properties for each of the years ending December 31, 2013 through December 31, 2023, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents

2013	5	16,059	7%	$235,705	6%
2014	3	9,471	4%	$131,635	3%
2015	5	14,711	7%	$270,944	6%
2016	2	8,018	4%	$147,143	3%
2017	0	0	0%	$0	0%
2018	4	28,434	13%	$550,318	11%
2019	3	35,759	19%	$699,670	16%
2020	8	91,586	49%	$1,770,105	37%
2021	3	16,826	9%	$298,575	6%
2022	0	0	0%	$0	0%
2023	1	7,415	4%	$140,174	3%

Total	34	20,753		$4,244,269

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

There are a number of comparable medical office buildings in the primary market areas for the Knoxville Medical Office Properties with which we may compete. We have no plans for material renovations or improvements to any of the Knoxville Medical Office Properties and believe they are suitable for their intended purposes. We also believe the Knoxville Medical Office Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Knoxville Medical Office Properties:

ESTIMATED DEPRECIABLE BASIS OF KNOXVILLE MEDICAL OFFICE PROPERTIES

Knoxville Medical Office Properties	Estimated Depreciable Basis (millions)
Physicians Plaza A at North Knoxville Medical Center	$17.7
Physicians Plaza B at North Knoxville Medical Center	$23.5
Physicians Regional Medical Center – Central Wing Annex	$ 5.6
Jefferson Medical Commons	$ 9.3

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Knoxville Medical Office Properties were $265,000 for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.1 million in connection with the acquisition of the Knoxville Medical Office Properties, which is equal to 1.85% of the purchase price of the Knoxville Medical Office Properties.

Medical Portfolio I Properties

On August 16, 2013, we, through our operating partnership, acquired six medical office/hospital properties totaling 181,890 rentable square feet (collectively, the “Medical Portfolio I Properties”) for an aggregate purchase price of approximately $59.5 million. Pursuant to the Asset Purchase Agreement dated June 21, 2013, we acquired the respective tenant leases, facility contracts, leases, permits and liabilities associated with: (i) Doctors Specialty Hospital located in Leawood, Kansas, purchased from MMIC Leawood MOB, LLC; (ii) a ground lease for each of John C. Lincoln Medical Office Plaza I, John C Lincoln Medical Office Plaza II and North Mountain Medical Plaza, each located in Phoenix, Arizona and purchased from MMIC JCL MOB, LLC; (iii) Escondido Medical Arts Center located in Escondido, California, purchased from MMIC EMA MOB, LLC; and (iv) Chestnut Commons Medical Office Building located in Elyria, Ohio, purchased from MMIC Chestnut Commons, LLC. None of the sellers of the Medical Portfolio I Properties is affiliated with us or with our advisor. However, each is an affiliate of Montecito Medical Investment Company. We acquired our first medical office building, Claremont Medical Office in Claremont, California, from affiliates of Montecito Medical Investment Company in January 2013. See “— Claremont Medical Office.”

The following table lists each of the Medical Portfolio I Properties, its location, rentable square footage, occupancy rate as of July 31, 2013, year built and purchase price:

Medical Portfolio I Properties	Location	Rentable Square Footage	Occupancy % as of 7/31/2013	Year Built	Purchase Price (in millions)
Doctors Specialty Hospital	Leawood, KS	18,922	100%	2001	$10.0
John C. Lincoln Medical Office Plaza I	Phoenix, AZ	29,352	92%	1980	$ 5.5
John C. Lincoln Medical Office Plaza II	Phoenix, AZ	17,220	100%	1984	$ 3.2
North Mountain Medical Plaza	Phoenix, AZ	27,094	81%	1994	$ 5.0
Escondido Medical Arts Center	Escondido, CA	49,302	87%	1994	$15.6
Chestnut Commons Medical Office Building	Elyria, OH	40,000	100%	2008	$20.2

Total/Average		181,890	93.3% (avg)	19.5 years (avg)	$59.5

Doctors Specialty Hospital and Chestnut Commons Medical Office Building are leased to single tenants, while the remaining facilities have leases with multiple healthcare tenants with varying levels of occupancy. The tenant of Doctors Specialty Hospital has filed for bankruptcy. The following table lists the leasing information for each of the tenants leasing 10% or more of each of the Medical Portfolio I Properties except John C. Lincoln Medical Office Plaza I in which no single tenant leases 10% or more of the rentable space:

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Expiration Year	Renewal Option	Percentage Rent Increase Per Year
Doctors Specialty Hospital
Patients First Health System	100%	252 mos.	$874,568	2023	2 5-year	3%

John C. Lincoln Medical Office Plaza I	N/A

John C. Lincoln Medical Office Plaza II
John C. Lincoln Health System	59.41%
John C. Lincoln Health System, Ste. 100	24.19%	66 mos.	$ 62,240	2015	1 5-year	3%
John C. Lincoln Health System, Ste. 300	35.22%	84 mos.	$ 90,581	2019	1 5-year	3%
Urology Specialists, Ste. 204	16.12%	215 mos.	$ 46,665	2014	N/A	3%

North Mountain Medical Plaza
John C. Lincoln Health System	66.39%
John C. Lincoln Health System, Ste. 101	5.58%	84 mos.	$ 31,504	2016	1 5-year	3%
John C. Lincoln Health System, Ste. 121	27.20%	153 mos.	$146,763	2018	1 5-year	3%
John C. Lincoln Health System, Ste. 321	33.61%	84 mos.	$189,604	2016	1 5-year	3%
Twin Pediatrics, P.C., Ste. 201	14.24%	60 mos.	$65,207	2015	N/A	3%
Escondido Medical Arts Center
Graybill Medical Group (“Graybill”)	54.74%
Graybill –General/Family, Ste. 100	41.60%	180 mos.	$647,138	2016	N/A	3%
Graybill –Colonoscopy, Ste. 202	8.21%	72 mos.	$103,119	2016	N/A	3%
Graybill –Pediatrics, Ste. 203	8.55%	180 mos.	$107,321	2016	N/A	3%
Graybill –Tele/Compu, Ste. 203A	0.41%	108 mos.	$ 4,944	2016	N/A	3%
Graybill –Admin., Ste. 210	4.52%	169 mos.	$ 55,101	2016	N/A	3%
Graybill –OB/GYN, Ste. 300	4.05%	84 mos.	$ 50,796	2016	N/A	3%
Graybill –Eye Clinic, Ste. 310	5.75%	72 mos.	$ 72,133	2016	N/A	3%
Graybill –Medical, Ste. 320	3.32%	84 mos.	$ 44,312	2015	N/A	3%

Chestnut Commons Medical Office Building
The Cleveland Clinic	100%	180 mos.	$1,266,860	2023	2 5-year	15%

Total/Average		125 mos. (avg.)

We are required to pay MMIC Chestnut Commons, LLC an earn-out fee in the event that The Cleveland Clinic, the tenant of Chestnut Commons Medical Office Building, exercises its right to expand and lease an additional 10,000 square feet of space within 24 months of the property acquisition closing. The earn-out fee will be equal to (a) the base rent due for the first full year of the lease applicable to the expansion space divided by 8% minus (b) the costs incurred by us in connection with the exercise by The Cleveland Clinic of its option for the expansion space, including tenant improvement costs, multiplied by 50%.

On August 16, 2013, each of our subsidiaries of the Company which own Chestnut Commons Medical Office Building, Doctors Specialty Hospital, John C. Lincoln Medical Plaza I, John C. Lincoln Medical Plaza II and North Mountain Medical Plaza, entered into a Property Management and Leasing Agreement with Holladay Property Services Midwest, Inc. d/b/a Holladay Property Services (“Holladay Property Services”) pursuant to which Holladay Property Services will provide leasing, management and operational services for such properties for a one-year term (collectively, the “Holladay Medical Portfolio I Management Agreements”). Holladay Property Services, an unaffiliated company, is the largest private healthcare property management and development group in the U.S. The healthcare division of Holladay Property Services was launched in 1986 and has managed more than 500 healthcare properties. Holladay Property Services also manages certain of our Calvert Medical Office Properties purchased from affiliates of Montecito Medical Investment Company in August 2013.

On August 16, 2013, the subsidiary of the Company which owns Escondido Medical Arts Center entered into a Property Management and Leasing Agreement with Lincoln Property Company Commercial Services Enterprises, Inc. (“Lincoln Harris”) pursuant to which Lincoln Harris will provide leasing, management and operational services to Escondido Medical Arts Center for a one-year term, (the “Escondido Medical Management Agreement”). Lincoln Harris, an unaffiliated company based in Charlotte, North Carolina, manages over 90 million square feet of commercial real estate throughout the U.S.

Pursuant to each of the Holladay Medical Portfolio I Management Agreements and the Escondido Medical Management Agreement, we will pay the applicable property manager a property management fee equal to (i) 3% of all receipts and expenses related to the applicable property, (ii) 5% of the amount of any construction contracts of $250,000 or less and 3% for any construction contracts over $250,000 for which the applicable property manager provides construction management services; (iii) a 3% leasing commission on all new leases at the applicable property; and (iv) a 2% leasing commission on all existing lease renewals at the applicable property.

The following table aggregates all of the scheduled lease expirations for the Medical Portfolio I Properties for each of the years ending December 31, 2013 through December 31, 2023, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents

2013	3	4,714	2.59%	$82,798	1.63%
2014	5	8,675	4.77%	$132,072	2.60%
2015	9	20,413	11.22%	$370,016	7.29%
2016	10	48,143	26.47%	$1,382,450	27.24%
2017	–	–	0.00%	$–	0.00%
2018	4	14,215	7.82%	$276,178	5.44%
2019	3	7,338	4.03%	$160,089	3.15%
2020	1	2,172	1.19%	$38,901	0.77%
2021	–	–	0.00%	$–	0.00%
2022	–	–	0.00%	$–	0.00%
2023	2	58,922	32.39%	$2,632,083	51.87%

Total	37	164,592		$5,074,586

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

We have funded approximately $35.7 million of the purchase price of the Medical Portfolio I Properties through a long-term loan with Prudential. See “— Borrowings — Medical Portfolio I Properties.”

There are a number of comparable medical office buildings in the primary market areas for the Medical Portfolio I Properties with which we may compete. We have no plans for material renovations or improvements to any of the Medical Portfolio I Properties and believe they are suitable for their intended purposes. We also believe the Medical Portfolio I Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Medical Portfolio I Properties:

ESTIMATED DEPRECIABLE BASIS OF MEDICAL

PORTFOLIO I PROPERTIES

Medical Portfolio I Properties	Estimated Depreciable Basis (in millions)
Doctors Specialty Hospital	$ 9.5
John C. Lincoln Medical Office Plaza I	$ 4.8
John C. Lincoln Medical Office Plaza II	$ 2.6
North Mountain Medical Plaza	$ 3.9
Escondido Medical Arts Center	$ 14.3
Chestnut Commons Medical Office Building	$ 19.5

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Medical Portfolio I Properties were approximately $0.8 million for the year ended December 31, 2012.

We paid our advisor an aggregate investment services fee of approximately $1.1 million in connection with the acquisition of the Medical Portfolio I Properties, which is equal to 1.85% of the purchase price of the Medical Portfolio I Properties.

South Bay Properties

On August 29, 2013, we, through subsidiaries of our operating partnership CHP Partners, LP, acquired three senior housing communities, two in Lubbock, Texas and one in Oklahoma City, Oklahoma, as well as a parcel of vacant land adjacent to the senior housing communities in Lubbock, Texas (collectively, the “South Bay Properties”), and related material contracts, pursuant to three purchase and sale agreements, each dated as of July 3, 2013, for an aggregate purchase price of approximately $80.5 million. The South Bay Properties feature an aggregate of 447 residential units comprised of 320 independent living units, 97 assisted living units and 30 memory care units. The South Bay Properties feature an aggregate of 524 usable beds and 177 licensed beds.

Pursuant to the first purchase and sale agreement we acquired for an aggregate purchase price of approximately $55.0 million: (i) fee simple interests in land and improvements which constitute the senior housing community known as “The Isle at Raider Ranch” from RR AL Care Group Limited Partnership; and (ii) fee simple interests in land and improvements which constitute the senior housing community known as “The Club at Raider Ranch” from RR IL Care Group Limited Partnership. The Club at Raider Ranch and the Isle at Raider Ranch are each located in Lubbock, Texas (collectively, the “Lubbock Communities”). Pursuant to the second purchase and sale agreement with Raider Ranch LP, for a purchase price of approximately $3.0 million, we acquired a fee simple interest in vacant land adjacent to the Lubbock Communities (the “Raider Ranch Land”) upon which we anticipate the development of complementary senior housing facilities. Pursuant to the third purchase and sale agreement with Oklahoma Care Group, LP, for a purchase price of approximately $22.5 million, we acquired a fee simple interest in the land and improvements which constitute the senior housing community in Oklahoma City, Oklahoma known as the “Town Village”. Each of the sellers of the South Bay Properties, none of which are affiliated with us, are affiliates of South Bay Partners, Ltd., a full-service real estate development company headquartered in Dallas, Texas that specializes in senior housing (“South Bay Partners”).

The acquisition of the South Bay Properties was completed with cash; however, we expect that we will refinance a portion of the aggregate purchase price of the South Bay Properties through borrowings under our Revolving Credit Facility with KeyBank National Association entered into on August 19, 2013.

The following table lists each of the South Bay Properties except the Raider Ranch Land, its location, square footage, units, licensed beds, occupancy rate as of July 31, 2013, year built, average monthly RevPOU and purchase price:

South Bay Properties	Location	Square Footage	Units	Licensed Assisted Living Beds	Occupancy % as of 7/31/2013	Year Built	Average Monthly RevPOU (1)	Purchase Price (in millions)
The Club at Raider Ranch	Lubbock, TX	236,871	152	0	100%	2009	$3,288	$30.0
The Isle at Raider Ranch	Lubbock, TX	99,033	110	160	94%	2009	$4,281	$25.0
Town Village	Oklahoma City, OK	207,922	185	17	91%	2002	$2,117	$22.5

Total/Average		543,826	447	177	95% (avg.)	6.3 years (avg.)	$3,229 (avg)	$77.50

(1)	Average monthly revenue per occupied unit (“RevPOU”) in the post-acquisition period of June 30, 2013.

On August 19, 2013, we, through our subsidiaries which own The Club at Raider Ranch, The Isle at Raider Ranch and Town Village, entered into two separate management agreements (the “South Bay Management Agreements”) pursuant to which Integrated Senior Living, LLC (“Integrated Senior Living”) will serve as the management company of the South Bay Properties for a five-year term for a management fee equal to 5% of gross collected monthly revenues on the South Bay Properties. In addition to standard termination provisions, after December 31, 2014, in the event that adjusted net operating income as defined in the management agreement for any South Bay Property does not equal or exceed the applicable performance threshold set forth in the agreement, then upon 90 days’ prior written notice we have the ability to terminate the applicable South Bay Management Agreement with respect to such property. We are also able to terminate the South Bay Management Agreements during the term upon 60 days’ prior written notice and payment to Integrated Senior Living of a termination fee equal to the lesser of (i) the average of the management fee for the prior three months multiplied by 24; or (ii) the average of the management fee for the prior three months multiplied the number of months remaining in the term. Pursuant to the South Bay Management Agreements, Integrated Senior Living is subject to non-competition and non-solicitation provisions. In addition, for one year from expiration or earlier termination of the South Bay Management Agreement, Integrated Senior Living may not develop a competitive property within five miles of any South Bay Property without first offering us the ability to co-invest in such property.

On August 29, 2013, we, through our subsidiary which owns the Raider Ranch Land, entered into the Development Services Agreement (the “Raider Ranch Development Agreement”) pursuant to which effective August 29, 2013, South Bay Partners will provide services related to the development of a senior housing community on the Raider Ranch Land (the “Raider Ranch Project”) through all phases of development (the “Raider Ranch Project Phases”). As consideration for the development services, we will pay South Bay Partners a development fee equal to 4% of the total approved development costs of each Raider Ranch Project Phase payable as follows: (i) 20% as the initial development fee payable upon groundbreaking of each Raider Ranch Project Phase; (ii) 70% payable monthly payable for the estimated number of months necessary to complete construction of each Raider Ranch Project Phase; and (iii) 10% payable after completion of construction and when the operations of the Raider Ranch Project Phase support a debt service coverage ratio of 1.10:100 for a trailing six month period. In connection with each Raider Ranch Project Phase, we will also pay South Bay Partners a promoted interest payment (“South Bay Promoted Interest”) in the event net operating income as defined the Raider Ranch Development Agreement, for the Raider Ranch Project Phase meets or exceeds certain stabilization thresholds as defined. Prior to groundbreaking on each Raider Ranch Project Phase, Craig W. Spaulding, a principal of South Bay Partners, will provide a completion guaranty.

There are a number of comparable senior housing communities in the primary market areas with which we compete. We have no plans for material renovations or improvements to The Club at Raider Ranch, The Isle at Raider

Ranch or Town Village. We believe the South Bay Properties are each suitable for their intended purpose. We believe the South Bay Properties are adequately covered by insurance.

The following table sets forth the estimated depreciable basis for federal tax purposes in each of the South Bay Properties except the Raider Ranch Land:

ESTIMATED DEPRECIABLE BASIS OF SOUTH BAY PROPERTIES

South Bay Properties	Estimated Depreciable Basis (in millions)
The Club at Raider Ranch	$29.6
The Isle at Raider Ranch	$24.9
Town Village	$22.0

We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the South Bay Properties were approximately $1.0 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.5 million in connection with the acquisition of the South Bay Properties, which is equal to 1.85% of the aggregate purchase price of the South Bay Properties.

Calvert Medical Office Properties

On August 30, 2013, we, through subsidiaries of our operating partnership, acquired the medical office buildings, the underlying ground lease interests and associated assets pursuant to two related asset purchase agreements, each dated June 26, 2013, for an aggregate purchase price of approximately $40.3 million (the “Calvert Medical Office Properties”). The three properties total 171,920 rentable square feet and were built between 1991 and 2009. The Calvert Medical Office Properties consist of (i) one, four-story medical office building (“Calvert Medical Arts Center”) located in Prince Frederick, Maryland, purchased from Calvert Medical Arts Center, LLC; (ii) three, three-story medical office buildings located in Prince Frederick, Maryland, more specifically, (1) one three-story medical office building (“Calvert MOB I”) purchased from Calvert Medical Office Building LP in which Calvert Memorial Hospital of Calvert County (“Calvert Memorial Hospital”) owns a partnership interest, (2) one three-story medical office building (“Calvert MOB II”) purchased from CMH II Holding Co.; and (3) one three-story medical office building (“Calvert MOB III”) purchased from CMH II Holding Co.; and (iii) one, two-story medical office building located in Dunkirk, Maryland purchased from CMH II Holding Co. (the “Dunkirk Building”). Subject to obtaining certain ground lease amendments, we may close on the acquisition of an additional two-story medical office building (“Solomons Island Building”) and one parking area located adjacent to the Solomon Islands Building in Solomons, Maryland (“Solomons Island Parking”) from CMH Holding Co. within 60 days of closing on first part of deal.

Calvert MOB I, Calvert MOB II and Calvert MOB III are each considered a single medical office building. None of the Calvert Medical Office Properties sellers is an affiliate of us or our advisor.

The following table lists each of the Calvert Medical Properties, its location, rentable square footage, occupancy rate as of July 31, 2013, year built and purchase price:

Calvert Medical Office Property/Tenant	Location	Rentable Square Footage	Occupancy % as of 7/31/2013	Year Built	Purchase Price (in millions)

Calvert MOB, I, II, III	Prince Frederick, MD	79,780	98%	1991, 1999, 2000	$16.4
Calvert Medical Arts Center	Prince Frederick, MD	69,514	99%	2009	$19.3
Dunkirk Building	Dunkirk, MD	22,626	100%	1997	$ 4.6

Total/Average		171,920	99% (avg)	13.8 (avg)	$40.3

Each of the Calvert Medical Office Properties have multiple tenants. A majority of the Calvert Medical Office Properties are leased to Calvert Memorial Hospital or its affiliates.

The following table lists the leasing information for each of the tenants leasing 10% or more of each of the Calvert Medical Office Properties as of July 29, 2013:

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Expiration Year	Renewal Option	Percentage Rent Increase Per Year
Calvert MOB I, II, III
Calvert Internal Medicine Group (“CIMG”)	19.06%
CIMG – Ste. 310	17.29%	180 mos.	$325,101	2013	5 5-year	1.7%
CIMG – Ste. 306	1.77%	60 mos.	$36,174	2016	N/A	–
Calvert Memorial Hospital System (“CMHS”)	17.64%
CMHS – Outpatient Endo, Ste. 101	5.06%	120 mos.	$60,585	2023	1 5-year	3%
CMHS – Endoscopy, Ste. 101A	1.55%	120 mos.	$18,585	2023	1 5-year	3%
CMHS – Timeshare, Ste. 112	2.08%	60 mos.	$24,027	2018	1 5-year	3%
CMHS – Sleep Lab, Ste. 112	1.63%	120 mos.	$18,850	2023	1 5-year	3%
CMHS – Georgetown Vascular, Ste. 213	2.02%	120 mos.	$23,374	2023	1 5-year	3%
CMHS – Ste. 305	1.75%	60 mos.	$20,213	2018	1 5-year	3%
CMHS – Endoscopy, Ste. 101B	1.84%	120 mos.	$21,330	2023	1 5-year	3%
CMHS – Radiology MRI, Ste. 103	1.71%	120 mos.	$19,778	2023	1 5-year	3%
Calvert Physician Associates (“CPA”)	17.91%
CPA – Infusion, Ste. 102	1.47%	120 mos.	$17,640	2023	N/A	3%
CPA – Calvert Onco &, Ste. 105	4.71%	120 mos.	$56,415	2023	N/A	3%
CPA – The Women’s Cen, Ste. 203	2.54%	120 mos.	$30,420	2023	N/A	3%
CPA – The Women’s Cen, Ste. 203A	3.49%	120 mos.	$40,426	2023	N/A	3%
CPA – Calvert Surgical, Ste. 210	3.48%	120 mos.	$40,281	2023	N/A	3%
CPA – GI Docs, Ste. 212	2.22%	120 mos.	$25,680	2023	N/A	3%

Calvert Medical Arts Center
Calvert Memorial Hospital System (“CMHS”)	27.17%
CMHS – Neuro Ctr (Chesapeake Assoc), Ste. 101	4.99%	60 mos.	$100,728	2014	1 5-year	3%
CMHS – Neuro Ctr (Physical Medicine), Ste. 101	4.57%	60 mos.	$92,213	2014	1 5-year	3%
CMHS – Neuro Ctr (Georgetown Univ), Ste. 101	1.51%	60 mos.	$30,549	2015	1 5-year	3%
CMHS – Ste. LL	0.17%	60 mos.	$2,310	2018	1 5-year	3%
CMHS – Coordinator (Neuro Ctr), Ste. 101	1.34%	120 mos.	$17,960	2019	1 5-year	3%
CMHS – IT Backup Center, Ste. 202	1.40%	120 mos.	$18,730	2023	1 5-year	3%
CMHS – Outpatient Lab, Ste. 204	1.90%	120 mos.	$25,449	2023	1 5-year	3%
CMHS – Security, Ste. LL	1.02%	120 mos.	$13,591	2023	1 5-year	3%
CMHS – Training & Education, Ste. 203	4.84%	120 mos.	$64,796	2023	1 5-year	3%
CMHS – Women’s Wellness Center, Ste. 102	5.43%	120 mos.	$72,727	2023	1 5-year	3%
Shah Associates, Ste. 300	22.94%	60 mos.	$286,992	2023	1 5 year	3%
Community Mutual Insurance Co. – Ste. LL	26.66%	120 mos.	$512,725	2019	1 5-year	3%
Dunkirk Building
CMHS	34.67%
CMHS – Urgent Care, Ste. 108	15.88%	120 mos.	$58,623	2023	1 5-year	3%
CMHS – Ste. 108	1.99%	60 mos.	$6,540	2018	1 5-year	3%
CMHS – Calvert OB/GYN, Ste. 202	6.68%	60 mos.	$21,910	2018	1 5-year	3%
CMHS – Ste. 207	10.12%	60 mos.	$33,191	2018	1 5-year	3%
Calvert	46.26%
Calvert Orthopedic Association, Ste. 100	10.47%	120 mos.	$44,360	2023	1 5-year	3%
Calvert Family Practice, Ste. 203	14.89%	180 mos.	$68,290	2017	5 5-year	3%
Calvert Internal Medicine Group, Ste. 204	20.90%	108 mos.	$106,522	2016	5 5-year	3%
CPA – The Women’s Center	10.01%	120 mos.	$32,842	2023	1 5-year	3%
Total/Average		105 mos. (avg)

The Calvert Medical Office Properties are managed by a third-party, unaffiliated property manager, Holladay Property Services. On August 29, 2013, each of our subsidiaries which own the Calvert Medical Properties entered into a Property Management and Leasing Agreement with Holladay Property Services pursuant to which Holladay Property Services will provide leasing, management and operational services for the properties for a one-year term with automatic renewals unless earlier terminated (the “Holladay Calvert Management Agreements”).

Pursuant to each of the Holladay Calvert Management Agreements, we will pay Holladay Property Services a property management fee equal to (i) 3% of all receipts and expenses related to the applicable Calvert Medical Office Property, (ii) 5% of the amount of any construction contracts of $250,000 or less and 3% for any construction contracts over $250,000 for which Holladay Property Services provides construction management services; (iii) a 3% leasing commission on all new leases at the applicable property; and (iv) a 2% leasing commission on all existing lease renewals at the applicable property. Holladay Property Services also manages certain of our Medical Portfolio I Properties, the acquisition of which was completed on August 16, 2013. See “— Medical Portfolio I Properties.”

The following table aggregates all of the scheduled lease expirations for the Calvert Medical Office Properties for each of the years ending December 31, 2013 through December 31, 2023, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents

2013	2	16,786	9.76%	$66,897	1.89%
2014	8	19,216	11.18%	$452,598	12.79%
2015	3	4,073	2.37%	$83,840	2.37%
2016	3	8,121	4.72%	$184,179	5.20%
2017	1	3,369	1.96%	$52,051	1.47%
2018	7	10,633	6.18%	$178,154	5.03%
2019	1	18,530	10.78%	$579,433	16.37%
2020	1	1,064	0.62%	$25,462	0.72%
2023	30	90,128	52.42%	$1,915,970	54.15%

Total	56	171,920		$3,538,584

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

We initially funded approximately $26.3 million of the purchase price of the Calvert Medical Office Properties through a five-year term loan with Regions Bank. See “— Borrowings — Calvert Medical Office Properties.”

There are a number of comparable medical office buildings in the primary market area for the Calvert Medical Office Properties parties with which we may compete. We have no plans for material renovations or improvements to any of the Calvert Medical Office Properties and believe they are suitable for their intended purposes. We also believe the Calvert Medical Office Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Calvert Medical Office Properties:

ESTIMATED DEPRECIABLE BASIS OF

CALVERT MEDICAL OFFICE PROPERTIES

Calvert Medical Office Properties	Estimated Depreciable Basis (in millions)
Calvert MOB I, II, III	$ 9.3
Calvert Medical Arts Center	$19.7
Dunkirk Building	$ 4.7

We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Calvert Medical Office Properties were approximately $0.2 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of $0.7 million in connection with the acquisition of the Calvert Medical Office Properties, which is equal to 1.85% of the purchase price of the Calvert Medical Office Properties.

Additional Acquisitions

In addition to the material acquisitions described above, we also acquired the following properties:

Senior Housing Community	Date of Acquisition	Location	Utilized Beds	Licensed Beds	Units	Occupancy % as of 7/30/2013	Year Built	Purchase Price (in millions)

HarborChase of Jasper	08/01/13	Jasper, AL	66	84	62	82.2%	1998	$7.3

(1)	Utilized beds represent beds currently in use based on market demand and optimal operating efficiencies.

Medical Office Properties	Date of Acquisition	Location	Rentable Square Footage	Occupancy % as of 7/30/2013	Year Built	Purchase Price (in millions)

LaPorte Cancer Center	06/14/13	Westville, IN	30,268	100%	2010	$13.1

The Company paid its advisor approximately $0.4 million of Investment Service Fees and acquisition expenses related to the acquisition of HarborChase of Jasper and the LaPorte Cancer Center.

Additional Investments

HCA Rutland Loan

On June 27, 2013, we entered into the Construction Loan Agreement, dated June 27, 2013 with C4 Rutland, LLC (“Crosland Southeast”), pursuant to which we originated an acquisition, development and construction loan in the amount of approximately $6.2 million (“ADC Loan”) to Crosland Southeast for the development of a 22,000 square foot medical office building on 2.8 acres of land in Rutland, Virginia that will function as an out-patient emergency and imaging center (“HCA Rutland”) and will be leased to Hospital Corporation of America (“HCA”). The triple-net lease with HCA is effective upon Crosland Southeast obtaining a certificate of occupancy and contains a ten-year initial term with four five-year renewal options.

Concurrent with the ADC Loan, we also entered into a right of first refusal to acquire the HCA Rutland property with a one year term from the earlier of (a) maturity date of the ADC Loan, or (b) the date that the ADC Loan is paid in full. In connection with the ADC Loan agreement, Crosland Southeast established an interest reserve account of approximately $0.3 million at CNL Bank, in which our chairman of the board of directors, James M. Seneff, Jr., serves as a director. The purpose of the interest reserve account is to pay regular interest payments that will be due and payable under the ADC Loan. Moreover, Crosland Southeast will continue to make periodic payments to the interest reserve account to ensure sufficient funds to cover monthly interest payments coming due under the ADC Loan. Due to the familial relationship between a principal of Crosland Southeast and one of the Company’s directors, the loan was deemed a related party transaction for accounting purposes.

The following supersedes and replaces in its entirety the section entitled BUSINESS — Dispositions — Sunrise Joint Venture” on page 93 of the prospectus.

Dispositions

Sunrise Joint Venture

On July 1, 2013, pursuant to a purchase and sale agreement dated December 18, 2012 between our subsidiary, CHT SL IV Holding, LLC, and Health Care REIT, Inc., we completed our sale of our joint venture membership interest in a senior housing joint venture (the “Sunrise Joint Venture”) with Sunrise Senior Living Investments, Inc. (“Sunrise”) for a sales price of approximately $61.8 million including transaction costs, of which approximately $0.6 million were paid to our advisor, CNL Healthcare Corp., as a disposition fee under the Advisory Agreement. We acquired the Sunrise Joint Venture membership interests in June 2012 for an equity contribution of approximately $56.7 million, including certain transactional and closing costs.

Borrowings

The subsection “Sunrise Communities” in the section entitled “BUSINESS — Borrowings” beginning on page 94 of the prospectus is deleted in its entirety.

The following supersedes and replaces the section entitled BUSINESS — Borrowings — Primrose II Communities” on page 97 of the prospectus.

Primrose II Communities

We funded $23.4 million of the purchase price of the Primrose II Communities from the proceeds of this offering. The balance of the purchase price of $73.1 million was funded with the proceeds of a loan entered into on December 18, 2012 among our operating partnership, the five wholly owned subsidiaries of our operating partnership formed to acquire the Primrose II Communities (together with our operating partnership, the “Primrose II Borrowers”) and KeyBank in the aggregate principal amount of approximately $49.7 million (the “Primrose II Senior Loan”). The Primrose II Senior Loan was paid in full in June 2013. The Primrose II Borrowers have paid $285,935 in origination fees in connection with the Primrose II Senior Loan or 0.575% of the original principal amount of the Primrose II Senior Loan.

On May 8, 2013, we obtained permanent financing for the owners of the Primrose II Communities located in Decatur, Illinois and Zanesville, Ohio, pursuant to multifamily loan and security agreements with Keycorp Real Estate Capital Markets, Inc. (“KeyCorp”) in the aggregate original principal amount of approximately $23.5 million (collectively, the “FNMA Loans”). Interest on the outstanding principal balance of the FNMA Loans accrues at a fixed rate of 3.81% per annum. Beginning on July 1, 2013, the FNMA Loans are payable in equal monthly installments of principal and interest based on a 30-year amortization schedule, with all outstanding principal, plus all accrued and unpaid interest, due and payable on June 1, 2020 (the “Maturity Date”).

If prepaid prior to November 30, 2019, the FNMA Loans are subject to a prepayment fee in an amount equal to the greater of 1% of the principal being repaid or an amount calculated on the principal being repaid multiplied by the difference between the interest rate and a calculated yield rate tied to the rates on applicable U.S. Treasuries. If prepaid after November 30, 2019 but before February 28, 2020, then the prepayment amount will be 1% of the outstanding principal balance of the FNMA Loans being prepaid. No prepayment fee is required if the FNMA Loans are prepaid between March 1, 2020 and the Maturity Date.

The FNMA Loans are collateralized by first priority mortgages on all real property and improvements of the Decatur and Zanesville Communities, assignments of related leases and rents, and liens on the operating accounts that the borrowers are required to maintain with KeyCorp, which assets were released from the security interest covering the Primrose II Senior Loan. Each of the FNMA Loans is cross-collateralized and cross-defaulted against the other FNMA Loan. The Company has guaranteed the FNMA Loans pursuant to standard non-recourse carve-out guarantees. The loan documents for the FNMA Loans contain affirmative and negative covenants customary for this type of financing, as well as customary events of default and cure provisions relating to the borrowers.

In connection with the FNMA Loans described above, our advisor is entitled to a financing coordination fee of up to approximately $0.2 million, which represents 1% of the amount refinanced.

The following is added to the end of the section entitled “BUSINESS – Borrowings” on page 100 of the prospectus.

Perennial Communities

On May 31, 2013, in connection with our acquisition of the Perennial Communities, subsidiaries of our operating partnership which own the Perennial Communities (the “Perennial Borrowers”) entered into a Secured Loan Agreement (the “Perennial Loan Agreement”) with KeyBank and Synovus Bank (the “Perennial Lenders”) providing for a three-year term loan in the aggregate principal amount of $30.0 million (the “Perennial Loan”). The Perennial Loan matures on May 31, 2016 and may be prepaid by the Perennial Borrowers in whole or in part without penalty except for any breakage costs.

Interest on the outstanding principal balance of the Perennial Loan accrues interest at a rate equal to the sum (i) the LIBOR Rate for such LIBOR Rate Interest Period and (ii) 4.25%. In addition to each monthly interest payment, the Perennial Borrowers are required to make monthly principal payments commencing May 10, 2015 through the maturity date in an amount sufficient to amortize the loan on a 25-year schedule at a per annum rate of 6%.

The Perennial Loan is collateralized by first mortgages on all real property, improvements and personal property of the Perennial Communities, and assignments to the Perennial Lenders of all rents and leases collected or received with respect to the Perennial Communities by the Perennial Borrowers. The Perennial Borrowers are also required to establish deposit accounts at KeyBank for each Perennial Community to which all cash flow, including lease income, is deposited and available for payment of principal or interest on the Perennial Loan or payment of real estate taxes on the Perennial Communities.

We guaranteed the Perennial Loan pursuant to a standard non-recourse carve-out guaranty. The Perennial Loan is subject to customary affirmative, negative and financial covenants for a loan of this type, including covenants related to minimum occupancy at the Perennial Communities, minimum debt service coverage and minimum rent coverage covenants.

The Perennial Borrowers paid the Perennial Lenders an origination fee of $375,000 in connection with the Perennial Loan or 1.25% of the aggregate Perennial Loan amount.

Knoxville Medical Office Properties

On July 10, 2013, we, through subsidiaries of our operating partnership, CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC (the “Knoxville Medical Office Borrowers”) entered into a Credit Agreement with Regions Banks (the “Regions Bank Knoxville Medical Office Credit Agreement”) providing for a five-year credit facility in the maximum aggregate principal amount of approximately $38.6 million of which approximately $35.4 million was funded in connection with the acquisition of the Knoxville Medical Office Properties (other than the Condo Group Two Units). Approximately $3.2 million (the “Condo Group Two Advance”) was funded upon Regions Bank’s receipt of a satisfactory appraisal of four of the 15 condominium units acquired as part of the Jefferson Medical Commons property and the Knoxville Medical Office Borrowers’ satisfaction of certain other conditions required under the Regions Bank Knoxville Medical Office Credit Agreement, including a loan to value of not more than 67%, taking the Condo Group Two Units into account (the “Knoxville Medical Office Loan”).

The Knoxville Medical Office Loan bears interest at a rate equal to the sum of (i) LIBOR and (ii) 2.5% per annum, payable monthly, and matures on July 10, 2018 (the “Maturity Date”). From July 10, 2013 through January 9, 2015 (the “Interest Only Period”), all accrued and unpaid interest on the outstanding amount of the Knoxville Medical Office Loan is due and payable on (i) August 15, 2013, (ii) on each successive payment due date thereafter during the Interest-Only Period, and (iii) on the last day of the Interest-Only Period. On the first payment due date immediately following the Interest-Only Period and on each payment due date thereafter through the Maturity Date (the “Term Period”), the Knoxville Medical Office Borrowers will pay to Regions Bank (1) all accrued and unpaid interest on the outstanding principal balance of the loan, and (2) a principal payment equal to the product of (i) a fraction, the numerator of which is one, and the denominator of which is the number of months during the Term Period, times (ii) the total principal payments that would be made over such number of months, based on the monthly amortization of principal and interest on a hypothetical loan where (x) the principal indebtedness being amortized is equal to the principal indebtedness owing under the loan as of the first day of the Term Period, (y) the interest rate during the amortization period is equal to 5% per annum, and (z) the amortization period is three hundred sixty (360) months.

We have entered into a two-year forward, three-year swap with respect to $38.3 million of the Knoxville Medical Office Loan balance which will bear interest at a floating rate of LIBOR plus 2.50% for years one and two, and will then be subject to a fixed rate of 5.20% in years three through five. The principal balance of the Knoxville Medical Office Loan may be prepaid in whole or in part without penalty, except for any swap breakage fees.

The Regions Bank Knoxville Medical Office Credit Agreement contains affirmative, negative and financial covenants customary for this type of credit facility, including limitations on incurrence of additional indebtedness and debt service coverage requirements. The Regions Bank Knoxville Medical Office Credit Agreement is collateralized by a leasehold deed of trust mortgage on all fixtures on the real estate of the Knoxville Medical Office Properties, the assignment of all leases and rents due from tenants of the Knoxville Medical Office Properties and the assignment of our rights under the Knoxville Medical Office Properties management agreements.

We paid Regions Bank a commitment fee of approximately $193,045 which equals approximately 0.5% of the Knoxville Medical Office Loan.

Medical Portfolio I Properties

On August 16, 2013, in connection with our acquisition of the Medical Portfolio I Properties, we, through our subsidiaries which own the Medical Portfolio I Properties (the “Medical Portfolio I Borrowers”), entered into a Loan Agreement with Prudential Insurance Company of America (“Prudential”) pursuant to which each Medical Portfolio I Borrower was provided a three-year term loan (each a “Medical Portfolio I Properties Loan”), the aggregate principal amount outstanding equals $35.71 million.

Each Medical Portfolio I Properties Loan matures on September 5, 2016, but is subject to two, one-year extension options upon the request of the applicable Medical Portfolio I Borrower, subject to payment of an extension fee to Prudential with respect to each additional extension term and satisfaction of certain debt yield requirements.

Each Medical Portfolio I Properties Loan may be prepaid in whole or in part by the Medical Portfolio I Borrowers without penalty except for any LIBOR breakage costs after the expiration of 18 months after the first month following the initial funding of Medical Portfolio I Properties Loan (the “Lockout Date”).

The sum of interest accrued and unpaid plus an installment of principal is due and payable each month on each Medical Portfolio I Properties Loan. Interest on the outstanding principal balance of each Medical Portfolio I Properties Loan accrues at the Eurodollar rate equal to LIBOR plus 2.65%, unless (i) the LIBOR rate is not available, or (ii) for sums advanced under the Medical Portfolio I Properties Loan subsequent to the initial advance, in which case the alternate base rate applies which is equal to the sum of (a) 2.65% and (b) the greater of (1) the Federal Funds Rate plus 1% or (2) the prime rate as published in the Wall Street Journal.

Each Medical Portfolio I Properties Loan is collateralized by a first mortgage on all real property, improvements and personal property of the respective Medical Portfolio I Properties Borrower and assignments to Prudential of all rents and leases collected or received with respect to the Medical Portfolio I Properties. Each Medical Portfolio I Properties Loan is cross-defaulted and cross-collateralized with each other Medical Portfolio I Properties Loan and each Medical Portfolio I Properties Borrower has guaranteed the obligations of each other Medical Portfolio I Properties Borrower pursuant to the Supplemental Guaranty dated August 16, 2013 made by each Medical Portfolio I Borrower in favor of Prudential.

In the event that the tenant of Doctors Specialty Hospital (i) defaults under the terms of its lease, (ii) vacates Doctors Specialty Hospital; (iii) rejects its lease in its current bankruptcy, or (iv) becomes subject to a subsequent bankruptcy action, the Medical Portfolio I Borrowers are required to escrow $1.275 million with Prudential that will serve as additional security and would be released to Borrower in connection with tenant improvement and leasing cost reimbursements.

The Company has guaranteed the Medical Portfolio I Properties Loan pursuant to a standard non-recourse carve-out guaranty. The Medical Portfolio I Properties Loan is subject to customary affirmative, negative and financial covenants for a loan of this type, including covenants requiring a minimum debt yield of not less than 10% with respect to each Medical Portfolio I Properties Loan (the “Debt Yield”). The Debt Yield of each Medical Portfolio I Property is calculated by dividing (i) its annualized net operating income subject to certain conditions for the trailing three-month period by (ii) the aggregate principal balance of all encumbrances against such property. In the event the Debt Yield requirement is breached, within 20 days after such breach is reported, the applicable Medical Portfolio I Borrower is required to deposit with Prudential the “DY Reserve Deposit” which equals the amount required to reduce the principal amount of the Medical Portfolio I Loan to cause the Debt Yield requirement for the applicable Medical Portfolio I Property to be satisfied. However, the DY Reserve Deposit shall be released to Borrowers upon subsequent satisfaction of the Debt Yield requirement.

In the event a certain tenant of each of Lincoln Medical Plaza I, Lincoln Medical Plaza II and North Mountain Medical Plaza exercises its right to purchase the applicable Medical Portfolio I Loans for such properties prior to the Lockout Date then (i) all the obligation of the Medical Portfolio I Borrowers shall be immediately due and payable and (ii) each Medical Portfolio I Borrower will be required to pay Prudential an amount equal to the sum of (A) the product of (1) 2.65% and (2) the outstanding balance of the individual loan of such Medical Portfolio I Borrower immediately prior to the purchase of the applicable loan, multiplied by (3) a fraction, the numerator of which is the number of days from and including the date of prepayment to and including the date that is the Lock Out Date and the denominator of which is 360, and (B) all other costs and expenses of Prudential incurred as a result of such prepayment.

The Medical Portfolio I Properties Borrowers paid Prudential an origination fee of $178,550 in connection with the Medical Portfolio I Properties Loan or 0.50% of the aggregate Medical Portfolio I Properties Loan amount.

Revolving Credit Facility

On August 19, 2013, we and our operating partnership, as co-borrowers, (collectively the “Revolving Credit Facility Borrowers”) entered into a Credit Agreement with KeyBank as administrative agent, lead arranger, and a lender, and other participating lenders who have or may become a party to such Credit Agreement (collectively with KeyBank, the “Revolving Credit Facility Lenders”), for a revolving line of credit facility (the “Revolving Credit Facility”). The initial Revolving Credit Facility Lenders for the Revolving Credit Facility are KeyBank, Bank of America, N.A, Cadence Bank, N.A., Fifth Third Bank and PNC Bank, National Association.

Subject to various conditions, the proceeds of the Revolving Credit Facility will be made available to the Revolving Credit Facility Borrowers for general use for corporate purposes, including without limitation to fund portions of the purchase prices for, and the operation of, certain senior living, medical office and other healthcare related properties previously or to-be purchased by subsidiaries of the Company (“CHP Owners”). Draws on the Revolving Credit Facility will be secured by first-priority mortgages or deeds of trust, as applicable, on the corresponding real property, perfected security interests in personal property relating to the real property, and assignments of leases and rents generated on the real property, among other things. The Revolving Credit Facility is guaranteed by CHP Owners and their immediate parents pursuant to full recourse guarantees.

The Revolving Credit Facility provides for a revolving line of credit in an initial aggregate principal amount of $120.0 million, which includes a $10.0 million sub-facility for stand-by letters of credit and a $10.0 million sub-facility for swing-line advances for intermittent borrowings, with the ability of the Revolving Credit Facility Borrowers to increase the line of credit facility to a maximum outstanding principal amount of $325.0 million. Currently $19.8 million of the Revolving Credit Facility is available to us. The Revolving Credit Facility has an initial term of three years, with one 12-month extension option available to Revolving Credit Facility Borrowers upon payment of an extension fee equal to 0.25% of the then-outstanding principal amount of the Revolving Credit Facility. Revolving Credit Facility Borrowers will make monthly payments of interest only until maturity of the Revolving Credit Facility, with the outstanding principal amount bearing interest at a rate equal to either, at Revolving Credit Facility Borrowers’ option: (i) LIBOR plus the applicable LIBOR margin (between 2.25% and 3.25%); and (ii) a base rate (the greater of: the prime rate; the federal funds rate plus .50%; or 1.00%) plus the applicable base rate margin (between 1.25% and 2.25%). The amount of the margins cited in (i) and (ii) above will be determined based upon the Company’s leverage ratio at the time the determination is made. The Revolving Credit Facility is initially collateralized by first-priority mortgages on two (2) senior living facilities – Primrose Retirement Community of Lima located in Lima, Ohio and Primrose Retirement Community of Council Bluffs located in Council Bluffs, Iowa, which are owned by the applicable CHP Owners.

The Revolving Credit Facility contains affirmative, negative, and financial covenants which are customary for loans of this type, including without limitation: (i) limitations on incurrence of additional indebtedness; (ii) restrictions on payments of cash distributions; (iii) minimum occupancy levels for collateralized properties; (iv) minimum loan-to-value and debt service coverage ratios with respect to collateralized properties; (v) maximum leverage, secured recourse debt, and unimproved land/development property ratios; (vi) minimum fixed charge coverage ratio and minimum consolidated net worth, unencumbered liquidity, and equity raise requirements; (vii) limitations on certain types of investments and additional indebtedness; and (viii) minimum liquidity and consolidated tangible net worth requirements of the Revolving Credit Facility Borrowers as guarantors. The Revolving Credit Facility is also subject to the payment of an origination fee and certain administrative fees.

Calvert Medical Office Properties

On August 30, 2013, we, through our subsidiaries, CHP Calvert MOB Owner, LLC; CHP Medical Arts MOB Owner, LLC; CHP Dunkirk MOB Owner, LLC; and CHP Solomons Island MOB Owner, LLC (collectively, the “Calvert Medical Properties Borrowers”), entered into a Credit Agreement (the “Calvert Medical Properties Credit Agreement”) with Regions Bank, providing for a five-year term loan in the maximum aggregate principal amount of $29.4 million (the “Calvert Medical Properties Loan”), of which approximately $26.3 million (the “Initial Advance”) was funded in connection with the acquisition of the Calvert Medical Office Properties. Approximately $3.1 million (the “Solomons Island Advance”) of the Calvert Medical Properties Loan will be funded in the event the Solomons Island Building and Solomons Island Parking is acquired and added to the collateral under the Calvert Medical Properties Loan. The Solomons Island Advance is conditioned upon Regions Bank’s receipt of a satisfactory appraisal of the Solomons Island properties and the Calvert Medical Properties Borrowers’ satisfaction of certain other conditions required by the Calvert Medical Properties Credit Agreement related to the Solomons Island properties, including without limitation a loan to value ratio (in the aggregate) of not more than sixty-five percent (65%) taking into account the Solomons Island Building, the Solomons Island Parking and the Solomons Island Advance.

The Calvert Medical Properties Loan bears interest at a rate equal to the sum of LIBOR plus 2.50%, with monthly payments of interest only for the first 18 months of the term of the Calvert Medical Properties Loan, and monthly payments of interest and principal for the remaining 42 months of the term of the Calvert Medical Properties Loan based on a 25-year amortization schedule.

We have entered into a two-year forward, three-year swap with respect to $26.1 million of the Calvert Medical Properties Loan balance which will bear interest at a floating rate of LIBOR plus 2.50% for years one and two, and will then be subject to a fixed rate of 5.28% in years three through five. The principal balance of the Calvert Medical Properties Loan may be prepaid in whole or in part without penalty, except for any swap breakage fees.

The Calvert Medical Properties Credit Agreement contains affirmative, negative, and financial covenants customary for this type of credit facility, including limitations on incurrence of additional indebtedness and debt service coverage requirements. The Calvert Medical Properties Credit Agreement is collateralized by a leasehold deed of trust mortgage on all fixtures on the real estate of the Calvert Medical Office Properties, the assignment of all leases and rents due from the Calvert Medical Office Properties, and the assignment of our rights under the Holladay Calvert Management Agreements for the Calvert Medical Office Properties.

We paid Regions Bank an initial loan fee of approximately $131,368 (0.5% of the Initial Advance), and the remaining loan fee of approximately $15,633 (0.5% of the Solomons Island Advance) will be payable when and if the Solomons Island Advance is funded.

LaPorte Cancer Center

On June 14, 2013, in connection with the LaPorte Cancer Center acquisition, we entered into a non-recourse loan agreement for approximately $8.5 million, which matures on June 14, 2028 (the “LaPorte Loan”). The loan bears interest at a rate of 4.25% for the first seven years and, thereafter, at a rate subject to changes in an independent index which is the weekly average yield on the seven-year International SWAPs and Derivatives Association mid-marked par SWAP rates. The LaPorte Loan contains customary affirmative, negative and financial covenants including limitations on incurrence of additional indebtedness, minimum occupancy, debt service coverage and minimum tangible net worth.

PRIOR PERFORMANCE SUMMARY

The following supersedes and replaces in full all of the information contained in the prospectus under the section entitled “PRIOR PERFORMANCE SUMMARY,” which begins on page 115 of the prospectus.

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2012. The principals of CNL affiliates include James M. Seneff, Jr. and Robert A. Bourne, who also serve or have served among our executive officers and/or directors. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL-affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

•	CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•	CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•	CNL Growth Properties, Inc. which is focused on investing in primarily growth-oriented and multifamily development properties that offer the potential for capital appreciation; and

•	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets primarily in the United States.

During the ten-year period ending December 31, 2012, one of the CNL Income Funds and the seven public REITs, including the Company, invested in properties and/or sold properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada, one of the REITs invested in one property located in Canada and another of the REITs invested in five properties located in Germany. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2003 to December 31, 2012 is as follows:

Entity	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold

CNL Income Fund XVIII, Ltd.	-	$-	2
CNL Restaurant Properties, Inc.	224	386,000	354
CNL Retirement Properties, Inc.	243	3,035,600	3
CNL Hotels & Resorts, Inc.	81	4,960,400	46
CNL Lifestyle Properties, Inc. (1)	187	3,662,500	8
CNL Growth Properties, Inc. (2)	7	34,900	-
Global Income Trust, Inc.	9	120,600	-
CNL Healthcare Properties, Inc. (2)	27	491,100	-

	778	$12,691,100	413

(1)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2003 to December 31, 2012.

(2)	CNL Growth Properties, Inc. and CNL Healthcare Properties, Inc. have acquired certain development properties. The aggregate purchase price for these properties includes the purchase price paid of the land only.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant

Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board of CNL Growth Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL. CNL Growth Properties, Inc. completed its initial public offering in April 2013, commenced its second public offering in August 2013, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and completed its initial public offering in April 2013.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.2 billion from approximately 230,000 investors. All information is historical as of December 31, 2012:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment

CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
CNL Growth Properties, Inc.	$67.6 million	N/A	6.8 million	N/A
Global Income Trust, Inc.	$64.0 million	(4)	6.4 million	N/A
CNL Healthcare Properties, Inc.	$181.6 million	N/A	18.2 million	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.

(3)

From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between

April 10, 2011 and December 31, 2012, CNL Lifestyle Properties, Inc. raised an additional $132.4 million from shares sold through the reinvestment plan.

(4)	Global Income Trust, Inc. completed its public offering in April 2013 and in connection therewith, raised approximately $83.7 million.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2010 and December 31, 2012, by the Company and three other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program	Real Property Acquired	Location	Method of Financing	Type of Program

CNL Lifestyle Properties, Inc.(1)	71 lifestyle properties	AR, CA, CO, FL, GA, IL, KS, ME, MD, MA, MI, MN, MO, NJ, NY, NV, NC, OH, OR, PA, TX, WA	(2)	Public REIT

CNL Growth Properties, Inc.	6 multifamily development properties, 1 multi-tenant office complex	FL, GA, NC, SC, TX	(3)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building, 1 distribution facility, 5 value retail centers	FL, TX, Germany	(4)	Public REIT

CNL Healthcare Properties, Inc.	17 senior living properties	FL, GA, IL, IA, MD, MI, MO, NE, OH, SD, WY	(5)	Public REIT

(1)	CNL Lifestyle Properties, Inc. also invested in two mortgages collateralized by real estate properties located in Florida and South Carolina during the period from January 1, 2010 to December 31, 2012.

(2)	As of December 31, 2012, approximately 38% of the consolidated assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings and proceeds from shares sold through the reinvestment plan.

(3)	As of December 31, 2012, approximately 49% of the assets acquired by CNL Growth Properties, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from CNL Growth Properties, Inc.’s equity offerings.

(4)	As of December 31, 2012, approximately 66% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

(5)	As of December 31, 2012, approximately 63% of the assets acquired by CNL Healthcare Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Healthcare Properties, Inc.’s equity offerings.

We will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., CNL Growth Properties, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2003 through December 31, 2012, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 12 non-public real estate programs whose properties are located throughout the United States. Between 2003 and December 31, 2012, these programs raised a total of approximately $241 million from approximately 2,700 investors and purchased interests in a total of 30 projects, including one mortgage loan and a bridge loan facility. The projects consisted of two apartment projects (representing 6.7% of the total properties in the private programs), 15 office/industrial buildings (representing 50.0% of the total properties in the private programs), 11 seniors housing properties (representing 36.7% of the total properties in the private programs), one mortgage loan (representing 3.3% of the total properties in the private programs) and one bridge loan facility (representing 3.3% of the total properties in the private programs).

In order to enable potential investors to evaluate the prior experience of CNL and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on two properties, five properties and four properties for the years ended December 31, 2012, 2011 and 2010, respectively, totaling $1.0 million, $16.9 million and $26.9 million, respectively. This represented approximately 0 percent, 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels & Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels & Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely.

Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. Beginning in the first fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter. In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, effective August 9, 2012, the board of CNL Lifestyle Properties, Inc. approved an amendment to the redemption plan pursuant to which stockholders may redeem all or not less than 25% of their shares at varying percentages of CNL Lifestyle Properties, Inc.’s estimated fair value per share, as determined by the board, applicable on the date of the redemption request based on the number of years the stockholder held the shares. As of December 31, 2012, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 9.7 million shares.

Beginning in the quarter ended March 31, 2006, CNL Hotels & Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels & Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels & Resorts, Inc.’s sale and merger transaction in April 2007.

Other Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of CNL Lifestyle Properties, Inc. determined that the estimated net asset value per share was $7.31, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Lifestyle Properties, Inc.’s shares, its board of directors considered various analyses and information, a portion of which was provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimate, CNL Lifestyle Properties, Inc. also consulted an independent valuation advisor.

In June 2013, CNL Growth Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist fiduciaries in discharging their obligations under ERISA reporting requirements. As of July 12, 2013, the board of CNL Growth Properties, Inc. determined that the estimated net asset value per share was $9.76 and per share offering price of $10.84, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Growth Properties, Inc.’s shares, its board of directors considered various analyses and information, a portion of which was provided by CNL Growth Properties, Inc.’s advisor. In preparing its value estimate, CNL Growth Properties, Inc. also consulted an independent valuation advisor.

Effective April 10, 2013, the board of directors of Global Income Trust, Inc. determined to suspend its stock redemption plan due to its termination of its distribution reinvestment plan, among other considerations.

SELECTED FINANCIAL DATA

The following supersedes and replaces in full all of the information contained in the prospectus under the section entitled “SELECTED FINANCIAL DATA,” which begins on page 120 of the prospectus.

The following selected financial data should be read in conjunction with “Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. – Financial Statements and Supplementary Data,” as reported in our Quarterly Report on Form 10-Q for the six months ended June 30, 2013 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011(1)	2010(1)
Operating Data:
Operating Data:
Revenues	$16,411,140	$2,863,982	$7,384,995	$–	$–
Operating income (loss)	(3,168,141)	(1,342,364)	(6,043,521)	(1,761,404)	–
Net loss	(6,638,750)	(3,539,407)	(10,720,758)	(1,759,580)	–
Net loss per share (basic and diluted)	(0.25)	(0.71)	(1.16)	(1.03)	–
Weighted average shares outstanding (basic and diluted)(4)	26,758,120	4,984,881	9,210,204	1,700,556	–
Cash distributions declared and paid(2)	4,977,334	760,463	3,197,400	55,892	–
Cash distributions declared and paid per share(2)	0.19	0.15	0.35	0.03	–
Cash provided by (used in) operating activities	3,176,041	496,601	(6,368,993)	(1,084,430)	–
Cash used in investing activities	(95,054,922)	(142,967,758)	(315,647,317)	(400,000)	–
Cash provided by financing activities	128,731,787	145,551,568	330,276,188	11,285,549	–

Balance Sheet Data:
Real estate assets, net	$309,667,247	$81,573,932	$238,272,530	$–	$–
Investment in unconsolidated entities	75,267,852	58,495,643	64,560,061	–	–
Cash	55,114,656	13,082,283	18,261,750	10,001,872	200,753
Total assets	466,515,770	157,187,341	337,777,303	10,563,262	200,753
Mortgage notes payable	169,857,272	89,878,000	193,151,591	–	–
Total liabilities	179,046,971	93,070,421	197,126,471	860,875	753
Stockholders’ equity	287,468,799	64,116,920	140,650,832	9,702,387	200,000

Other Data:
Funds from operations (“FFO”)(3)	$488,692	$(2,697,328)	$(6,241,728)	$(1,759,580)	$–
FFO per share	0.02	(0.54)	(0.68)	(1.03)	–
Modified funds from operations (“MFFO”)(3)	$3,162,343	$(331,674)	$796,887	$(867,267)	$–
MFFO per share	0.12	(0.07)	0.09	(0.51)	–

FOOTNOTES:

(1)	Significant operations commenced on October 5, 2011 when we received the minimum offering proceeds and approximately $2.3 million were released from escrow. The results of operations for the year ended December 31, 2011 include primarily general and administrative expenses and acquisition expenses relating to acquisitions. Prior to October 5, 2011, we were in our development stage and had not commenced operations.

(2)	For the six months ended June 30, 2013 and 2012, 69% and 100%, respectively, of total cash distributions declared to stockholders were funded with proceeds from our Offering or borrowings. For the six months ended June 30, 2013 and 2012, 100% of distributions were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the six months ended June 30, 2013 were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in our advisory agreement. For the year ended December 31, 2012 cash distributions paid to stockholders were 100% funded with proceeds from our offering. For the year ended December 31, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes. Whereas, for the year ended December 31, 2011, approximately 1.9% of the cash distributions paid to stockholders were considered taxable income and 98.1% were considered a return of capital to stockholders for federal income tax purposes. The distribution of new common shares to the recipients is non-taxable. In addition, for the six months ended June 30, 2013 and 2012, we declared and made stock distributions of approximately 373,303 and 56,931 shares of common stock, respectively.

(3)	Due to certain unique operating characteristics of real estate companies, as discussed below, National Association Real Estate Investment Trust, (“NAREIT”), promulgated a measure known as funds from operations, or (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

We define FFO, a non-GAAP measure, consistent with the standards approved by the Board of Governors of NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We define modified funds from operations (“MFFO)”, a non-GAAP measure, consistent with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: MFFO, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments, mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, and unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

See “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations” as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated herein by reference, for additional disclosures relating to FFO and MFFO.

The following table presents a reconciliation of net loss to FFO and MFFO for the six months ended June 30, 2013 and the year ended December 31, 2012:

	Six Months Ended June 30, 2013		Year Ended December 31, 2012
Net loss	$	(6,638,750)	$(10,720,758)
Adjustments:
Depreciation and amortization		4,882,369	2,100,570
FFO adjustments from unconsolidated entities		2,245,073	2,378,460

Total funds from operations		488,692	(6,241,728)
Acquisition fees and expenses (1)		2,944,307	6,584,774
Straight-line rent adjustments for leases(2)		(836,346)	(843,370)
Extinguishment of debt		244,077	460,339
MFFO adjustment from unconsolidated entity:
Acquisition fees and expenses (3)		321,613	836,872

Modified funds from operations	$	3,162,343	$796,887

Weighted average number of shares of common(4) stock outstanding (basic and diluted)		26,758,120	9,210,204

Net loss per share (basic and diluted)	$	(0.25)	$(1.16)

FFO per share (basic and diluted)	$	0.02	$(0.68)

MFFO per share (basic and diluted)	$	0.12	$0.09

FOOTNOTES:

(1)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition expenses relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between different real estate entities regardless of their level of acquisition activities. Acquisition expenses include payments to our Advisor or third parties. Acquisition expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income or (loss)

from continuing operations, both of which are performance measures under GAAP. All paid or accrued acquisition expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.

(2)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(3)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation at book value (HLBV) method.

(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

MANAGEMENT

The following replaces in its entirety the table of directors and executive officers in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 122 of the prospectus:

Directors and Executive Officers

The following table sets forth the names, ages, and positions currently held by each of our directors and executive officers:

Name	Age*	Position
James M. Seneff, Jr.	66	Director and Chairman of the Board
Thomas K. Sittema	54	Director and Vice Chairman of the Board
J. Chandler Martin	62	Independent Director and Audit Committee Financial Expert
Michael P. Haggerty	60	Independent Director
J. Douglas Holladay	66	Independent Director
Stephen H. Mauldin	44	President and Chief Executive Officer (Principal Executive Officer)
Joseph T. Johnson	38	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)
Ixchell C. Duarte	46	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	41	Senior Vice President, General Counsel and Secretary
*As of June 27, 2013

The biography of Dr. Bruce Douglas is deleted in its entirety from the section entitled “MANAGEMENT — Directors and Executive Officers” beginning at page 123 of the prospectus.

The following replaces in its entirety the first sentence under the section “MANAGEMENT – Composition of the Board of Directors,” which appears at page 126 of the prospectus.

Composition of the Board of Directors

Our board of directors is currently comprised of five directors, three of whom are Independent Directors.

SECURITY OWNERSHIP

The following replaces in its entirety the table of directors and executive officers in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 128 of the prospectus:

The following table sets forth, as of August 31, 2013, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of each of the Persons named in the table is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801:

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(1)

	No. of Shares of Common Stock	% of Class
James M. Seneff, Jr.(2)	68,829	*
Thomas K. Sittema	—	—
Bruce Douglas (3)	—	—
J. Chandler Martin	—	—
Michael P. Haggerty	—	—
J. Douglas Holladay	—	—
Stephen H. Mauldin	2,437	—
Joseph T. Johnson	617	—
Ixchell C. Duarte	—	—
Holly J. Greer	296	—

All directors and officers as a group (10)	72,179	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) under the Exchange Act, and includes shares issuable pursuant to options, warrants and similar rights with respect to which the beneficial owner has the right to acquire within 60 days of August 30, 2013. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Represents shares held of record by our advisor, CNL Healthcare Corp., which is a wholly owned subsidiary of CNL Financial Group, LLC, which is indirectly wholly owned by Mr. Seneff.

(3)	Mr. Douglas no longer serves as a Director of CNL Healthcare Properties as he elected not to stand for re-election at the annual stockholders’ meeting held June 27, 2013.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following is added to the end of the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT — Advisor Personnel” on page 130 of the prospectus:

Advisor Personnel

Rebecca Monroe. Director of Asset Management. Ms. Monroe has served as a director of asset management since May 2013. Previously, she was a director of asset management for CNL Retirement Properties, Inc. (2001 to 2006), a CNL-sponsored non-traded REIT that was acquired in 2006 by HCP, Inc. (“HCP”). Ms. Monroe continued to work for HCP until 2008. In 2009, Ms. Monroe was employed as a director of financial services for Brookdale Senior Living’s continuing care retirement community located in The Villages, Florida, where she directed all activities related to finance and accounting for a large upscale seniors housing campus. Ms. Monroe received a B.A. and a Master’s degree in accounting from Samford University, and is a licensed certified public accountant in Florida.

Property Manager

The following paragraph is added to the end of the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT – Property Manager” on page 141 of the prospectus.

Property Manager Expense Support Agreement

On August 27, 2013, we entered into an expense support and restricted stock agreement with our property manager, pursuant to which, effective July 1, 2013, we will pay our property manager for services rendered for property management fees and specified expenses owed by us to the property manager in the form of forfeitable restricted shares of our common stock.

In the event the Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with the advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate modified funds from operations for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of property management fees including expense reimbursements in cash and accepting restricted stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). The number of shares of restricted stock granted to the property manager in lieu of the payment of fees in cash will be determined by dividing the Property Manager Expense Support Amount for the preceding quarter by the then-current public offering per share of our common stock. The restricted stock due the property manager under the within 90 days following each Determination Date The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 until December 31, 2013, subject to the right of the property manager to terminate the expense support and restricted stock agreement on 30 days’ written notice to us. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager.

The property manager restricted stock will vest only upon attainment of the Vesting Threshold. In the event the Company terminates the property management agreement without cause between July 1, 2013 and the occurrence of a Liquidity Event (the “Property Manager Restricted Period”), the restricted stock will vest upon termination of the property management agreement if the most recently reported estimated NAV per share of our common stock plus total distributions received by stockholders prior to the termination of the property management agreement equals or exceeds the Vesting Threshold. The property manager restricted stock shall be immediately and permanently forfeited if: (i) our board of directors has not conducted an evaluation of our NAV as of the termination date of the property management agreement, (ii) the Vesting Threshold is not met as of the Termination Date, (iii) we terminate the property management agreement with cause; or (iv) the property manager terminates the property management agreement during the Property Manager Restricted Period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summary of Fees and Expenses Incurred and Payable

The following replaces in its entirety the information contained in the prospectus under the section “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Summary of Fees and Expenses Incurred and Payable,” beginning on page 143 of the prospectus.

The tables below provide information regarding fees paid to our advisor and its affiliates in connection with our offering and our operations. The tables include amounts incurred during the six months ended June 30, 2013 and the year ended December 31, 2012.

Our managing dealer is entitled to selling commissions of up to 7% of Gross Proceeds and marketing support fees of 3% of Gross Proceeds for shares sold in connection with our offering, all or a portion of which may be paid to third party participating brokers dealers by our managing dealer. No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan.

We incurred the following related party fees in connection with our offering:

	Six months ended June 30, 2013	Year ended December 31, 2012
Selling commissions	$3,917,433	$7,070,190
Marketing support fees	5,210,451	4,956,925

	$9,127,884	$12,027,115

We incurred the following related party fees and reimbursable expenses as follows:

	Six months ended June 30, 2013	Year ended December 31, 2012
Reimbursable expenses:
Offering costs	$2,022,147	$6,866,904
Operating expenses	1,348,268	1,775,251

	3,370,415	8,642,155
Financing Coordination fee	–	551,910
Investment services fees(1)	1,866,281	7,672,401
Property management fees(2)	583,767	452,131
Asset management fees(3)	1,633,817	1,380,468

	$7,454,280	$18,699,065

FOOTNOTES:

(1)	For the six months ended June 30, 2013, we incurred approximately $1.9 million in Investment Service Fees of which approximately $0.5 million were capitalized as part of our investment basis in the Montecito Joint Venture and the additional Windsor Manor II Communities. For the year ended December 31, 2012, we incurred approximately $7.7 million, in Investment Services Fees of which approximately $2.3 million and $0.3 million, were capitalized as part of our investment basis in the CHTSunIV joint venture and Windsor Manor joint venture, respectively.

(2)	For the six months ended June 30, 2013, we incurred approximately $0.6 million in Property Management Fees and Construction Management Fees of which $0.08 million have been capitalized and included in real estate under development. There were approximately $0.7 million in capitalized Property Management Fees and Construction Management Fees for the year ended December 31, 2012.

(3)	For the six months ended June 30, 2013, we incurred approximately $1.6 million in Asset Management Fees which was net of approximately $0.5 million in Asset Management Fees that were forgone in accordance with the terms of the expense support and restricted stock agreement for the six months ended June 30, 2013. For the six months ended June 30, 2013, we capitalized approximately $0.05 million, in Asset Management Fees and included in real estate under development. There were no Asset Management Fees forgone and approximately $0.01 million were capitalized for the year ended December 31, 2012. See description of the expense support and restricted stock agreement below for additional information.

Amounts due to related parties for fees and reimbursable costs and expenses were as follows as of:

	June 30, 2013	December 31, 2012
Due to managing dealer:
Selling commissions	$329,143	$102,656
Marketing support fees	304,027	136,337

	633,170	238,993

Due to property manager:
Property management fees	320,974	452,131

	320,974	452,131

Due to the Advisor and its affiliates:
Asset management fees	633,297	–
Reimbursable operating expenses	723,182	242,293
Reimbursable offering costs	217,474	356,463

	1,573,953	598,756

	$2,528,097	$1,289,880

In April 2013, we entered into the expense support and restricted stock agreement with our advisor pursuant to which the advisor has agreed to accept certain payments in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and applicable Asset Management Fees and specified expenses we owe to the advisor under the advisory agreement. The term of the expense support and restricted stock agreement runs from April 1, 2013 until December 31, 2013, subject to the right of the advisor to terminate the expense support and restricted stock agreement upon 30 days’ written notice to us. The term of the expense support and restricted stock agreement may be extended by the mutual consent of the parties.

Commencing on April 1, 2013, the advisor has provided expense support to us through forgoing the payment of fees in cash and acceptance of restricted stock for services in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) our aggregate MFFO (as defined in the Expense Support Agreement). The expense support amount will be determined for each calendar quarter on a non-cumulative basis, with each such quarter-end date (“Determination Date”).

In exchange for services rendered under the advisory agreement and in consideration of the expense support provided by the advisor, we have issued to the advisor, within 45 days following each Determination Date, a number of shares of restricted stock equal to the quotient of the expense support amount for the preceding quarter divided by the then-current public offering price per share of common stock, on the terms and conditions and subject to the restrictions set forth in the expense support and restricted stock agreement. Any amounts deferred, and for which restricted stock shares are issued, pursuant to the expense support and restricted stock agreement will be permanently waived by our advisor and we will have no obligation to pay such amounts. The restricted stock is subordinated and forfeited to the extent that stockholders do not receive their original invested capital back with at least a 6% annualized return of investment upon our ultimate liquidity.

For the six months ended June 30, 2013, approximately $0.5 million in Asset Management Fees were forgone in accordance with the terms of the expense support and restricted stock agreement. As of June 30, 2013, the advisor had forgone a total of $0.5 million in asset management fees under the terms of the expense support and restricted stock agreement. In August 2013, we issued approximately 0.05 million shares of restricted stock in connection with the expense support received during the quarter ended June 30, 2013.

We incur operating expenses which, in general, are related to our administration on an ongoing basis. Pursuant to the advisory agreement, the advisor shall reimburse us the amount by which the total operating expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (an “Expense Year”) commencing with the Expense Year ending June 30, 2013, the greater of 2% of average invested assets or 25% of net income (as defined in the advisory agreement) (the “Limitation”), unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors (referred to as the “Expense Cap Test”). In performing the Expense Cap Test, we use operating expenses on a GAAP basis after making adjustments for the benefit of expense support under the Expense Support Agreement. For the Expense Year ended June 30, 2013, we did not incur operating expenses in excess of the Limitation.

Pursuant to a services agreement with CNL Capital Markets Corp., an affiliate of CNL, we pay an annual fee payable monthly based on the average number of total investors during the year for providing certain administrative services to us. For the six months ended June 30, 2013 and the year ended December 31, 2012, we incurred $180,500 and $125,000 in such fees, respectively.

In June 2012 and again in April 2013, we amended our property management agreement. The amendment clarified the nature of fees payable and duties of the property manager. The fees payable under the management agreement under the revised agreement will continue to be determined in a manner consistent with past determination under the prior agreement.

For a more detailed discussion of the fees and compensation payable to our advisor and its affiliates, see “MANAGEMENT COMPENSATION,” and “THE ADVISOR AND THE ADVISORY AGREEMENT.”

SUMMARY OF REDEMPTION PLAN

Redemption of Shares

The following paragraph supersedes and replaces the last paragraph in the section entitled “SUMMARY OF REDEMPTION PLAN,” on page 150 of the prospectus.

During the year ended December 31, 2011, we did not receive any redemption requests. During the year ended December 31, 2012, we received and redeemed one redemption request for 1,049 shares of common stock at a redemption price of $9.99 per share. We received seven redemption requests totaling 46,257 shares of common stock at an average redemption price of $9.16 for the period January 1, 2013 through June 30, 2013. We received six redemption requests totaling 15,151 shares of common stock for the period July 1, 2013 through August 31, 2013 which will be paid in October 2013.

The source of funds for such redemption requests is the proceeds from our offering.

DISTRIBUTION POLICY

Distributions Declared

The following information supersedes and replaces the corresponding information beginning on page 152 of the prospectus under the section entitled “DISTRIBUTION POLICY.”

The following table represents total cash distributions declared and paid, distributions reinvested, and cash distributions per share for the six months ended June 30, 2013, the years ended December 31, 2012 and 2011, the cumulative amounts since inception:

	Distributions Paid(3)
Periods	Cash Distribu- tions per Share	Total Cash Distribu- tions Declared(2)	Rein vested via DRP(3)	Cash Distribu- tions net of Reinvest ment Proceeds	Stock Distribu- tions Declared (Shares)(4)	Stock Distribu- tions Declared (at current offering price)	Total Cash and Stock Distribu- tions Declared(5)	Cash Flows Provided by (Used in) Operating Activities(6)	FFO (7)
2013 Quarter
First	$0.09999	$2,099,034	$1,111,733	$987,301	157,449	$1,574,490	$3,673,524	$211,742	$(442,394)
Second	$0.09999	2,878,300	1,544,065	1,334,235	215,854	2,158,540	5,036,840	2,964,299	931,086

Total for the six months ended June 30, 2013	$0.19998	$4,977,334	$2,655,798	$2,321,536	373,303	$3,733,030	$8,710,364	$3,176,041	$488,692

2012 Quarter
First	$0.09999	$202,598	$112,295	$90,303	15,196	$151,960	$354,558	$(1,954,009)	$(2,203,104)
Second	$0.09999	557,865	308,872	248,993	41,735	417,350	975,215	2,450,610	(494,224)
Third	$0.09999	984,050	532,724	451,326	73,911	739,110	1,723,160	(2,867,089)	(235,088)
Fourth	$0.09999	1,452,887	785,006	667,881	108,943	1,089,430	2,542,317	(3,998,505)	(3,309,312)

Total for the year ended December 31, 2012	$0.39996	$3,197,400	$1,738,897	$1,458,503	239,785	$2,397,850	$5,595,250	$(6,368,993)	$(6,241,728)

2011 Quarter
Fourth (1)	$0.06666	55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)
Total for the year ended December 31, 2011	$0.06666	55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Cumulative
Through June 30, 2013		$8,230,626	$4,422,362	$3,808,264	617,268	$6,172,680	$14,403,306	$(4,277,382)	$(7,512,616)

FOOTNOTES:

(1)	We commenced operations on October 5, 2011, as such there were no distributions declared during the first three quarters of 2011.

(2)

For the six months ended June 30, 2013 and for the year ended December 31, 2012, 69% and 100%, respectively, of total cash distributions declared to stockholders were funded with proceeds from our offering or borrowings. For the six months ended June 30, 2013 and 2012, 100% of distributions were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the six months ended June 30, 2013 were required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in the Company’s advisory agreement. The distribution of new common shares to recipients is non-taxable.

(3)	Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our Distribution Reinvestment Plan.

(4)	The distribution of new common shares to the recipients is non-taxable. Stock distributions may cause the interest of later investors in our stock to be diluted as a result of the stock issued to earlier investors.

(5)	Based on the current offering price of $10.00, stock distributions declared represented approximately 43% of the total value of distributions declared and cash distributions declared represented approximately 57% of the total value of distributions declared.

(6)	Cash flows used in operating activities calculated in accordance with GAAP are not necessarily indicative of the amount of cash available to pay distributions. For example, GAAP requires that the payment of acquisition fees and costs related to business combinations be classified as a use of cash in operating activities in the statement of cash flows, which directly reduces the measure of cash flows from operations. However, acquisition fees and costs are paid for with proceeds from our offering as opposed to operating cash flows. For the six months ended June 30, 2013 and 2012, we expensed approximately $2.9 million and $2.0 million, respectively, in acquisition fees and expenses, which were paid from the proceeds of our Offering. Additionally, the board of directors also uses other measures such as FFO and MFFO in order to evaluate the level of distributions.

(7)	The following table presents a cumulative reconciliation of net loss to FFO for the following periods:

	Three Months Ended	Three Months Ended
	March 31, 2013	June 30, 2013
Net Loss	$(3,809,348)	$(2,829,402)
Adjustments:
Depreciation and amortization	2,318,917	2,563,452
FFO Adjustments from unconsolidated entities	1,048,037	1,197,036

FFO	$(442,394)	$931,086

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Net Loss	$(2,413,300)	$(1,126,107)	$(2,286,782)	$(4,894,569)
Adjustments:
Depreciation and amortization	210,196	631,883	628,321	630,170
FFO Adjustments from unconsolidated entities	–	–	1,423,373	955,087

FFO	$(2,203,104)	$(494,224)	$(235,088)	$(3,309,312)

	For the Period	Cumulative
	October 5, 2011 through	October 5, 2011 through
	December 31, 2011	June 30, 2013
Net Loss	$(1,759,580)	$(19,119,088)
Adjustments:
Depreciation and amortization	–	6,982,939
FFO Adjustments from unconsolidated entities	–	4,623,533

FFO	$(1,759,580)	$(7,512,616)

Our board of directors declared a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock on July 1, 2013, and August 1, 2013. These distributions are to be paid and distributed by September 30, 2013.

As of March 31, 2013, we had approximately 6,846 stockholders of record and as of June 30, 2013 we had 12,734 stockholders of record.

SUMMARY OF THE CHARTER AND BYLAWS

The following replaces in its entirety the section entitled “SUMMARY OF THE CHARTER AND BYLAWS” beginning on page 154 of the prospectus:

General

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the Maryland General Corporation Law (“MGCL”). Maryland corporate law deals with a variety of matters regarding Maryland corporations, including liabilities, stockholders, directors, officers, the amendment of our charter and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its charter and/or bylaws.

On April 30, 2013, our board of directors, including a majority of our Independent Directors approved the Second Articles of Amendment and Restatement of the Company and an amendment to our bylaws. Our stockholders subsequently approved these Second Articles of Amendment and Restatement and this amendment to our bylaws on June 27, 2013. Also on June 27, 2013, our board of directors approved our Third Amended and Restated Bylaws. The changes reflected in our Second Articles of Amendment and Restatement and Third Amended and Restated Bylaws are designed to, among other things, provide greater consistency with state law and to more closely align our governance structure to that of other public companies. Our Second Articles of Amendment and Restatement and Third Amended and Restated Bylaws supersede and replace in their entireties all of our previously adopted charters and bylaws, the amendments thereto and the amendments and restatements thereof.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our charter also permits the listing of the Company shares on a national securities exchange, or the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for the Company’s shares (“Listing”) of our stock by our board of directors on a national securities exchange.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to us. For more complete provisions, refer to the MGCL and our charter and bylaws.

Description of Capital Stock

We have authorized a total of 1.62 billion shares of capital stock, consisting of 1.12 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 300 million excess shares. We have obtained an opinion from our legal counsel, Lowndes, Drosdick, Doster, Kantor & Reed, P.A. that all of our shares offered hereby will be fully paid and nonassessable when issued. Prior to commencement of our initial public offering, 22,222 shares of our common stock were issued and outstanding and held by our advisor.

Our board of directors may determine to engage in future offerings of common stock of up to the number of authorized but unissued shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that either such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, which we will provide at the stockholder’s request.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be authorized by our board of directors and declared by us from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our Assets remaining after payment in full to all creditors.

Our charter authorizes our board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of common or preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers and rights senior to the rights of holders of common stock offered in this offering. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of us.

For a description of the characteristics of the excess shares, which differ from our common stock and preferred stock in a number of respects, including voting and economic rights, see below at “— Restriction of Ownership.”

Preferred Stock

Under our charter, our board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as will be determined by our board of directors. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization.

Board of Directors

Our charter provides that the number of directors cannot be less than three or more than 11, subject to any express rights of any holder of our preferred stock to elect additional directors under specific circumstances. Our charter also provides that a majority of the board of directors will be Independent Directors. Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose. The vote necessary for the election of directors is a majority of the votes cast at the annual meeting, or special meeting called for that purpose, at which quorum is present. Abstentions and broker non-votes have no effect on the election of directors. Board vacancies resulting from an increase in the number of directors will be filled by a majority of the entire board of directors, and any other vacancies will be filled by a majority of the remaining directors, whether or not their number is sufficient to constitute a quorum; provided, however, that Independent Directors will nominate replacements for vacancies among the Independent Directors. Under our charter, the term of office for each director will be one year, expiring at each annual meeting of stockholders; however, nothing in our charter prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors). Our directors may, from time to time, elect a chairman of the board of directors to preside at all meetings of the directors and the stockholders, and who will be assigned such other responsibilities as our directors may designate.

Stockholder Meetings; Written Consent

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may properly come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chief executive officer, the president, the chairman of the board of directors, a majority of the board of directors or a majority of our Independent Directors. Special meetings of the stockholders must be called by our secretary at the written request of stockholders holding outstanding shares of our stock representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we will provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such annual or special meeting of stockholders will be held no less than 15 nor more than 60 days after distribution of the notice.

Except as otherwise provided in our charter, each share of common stock has the right to vote on all matters at all meetings of our stockholders, and is entitled to one vote for each share of common stock entitled to vote at the meeting. In general, the presence in person or by proxy of 50% or more of our outstanding shares of our stock entitled to vote shall constitute a quorum, and a majority vote thereof will be binding on all of our stockholders.

Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting under Maryland law, if a unanimous consent in writing or by electronic transmission to such action is given by all of the stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

For annual meetings, our bylaws generally require notice at least 120 days and not more than 150 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (i) nominate a director, or (ii) propose new business other than pursuant to the notice of the meeting or by, or at the direction of, the directors. Further, our bylaws generally require notice of director nominations at least 60 days and not more than 90 days prior to a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Charter and Bylaws; REIT Status

Generally, our charter may be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all the votes entitled to be cast on the amendment. However, our board of directors may, upon the affirmative vote of a majority of the entire board of directors, and without the approval of the stockholders amend our charter to: (i) increase or decrease the aggregate number of authorized shares of our stock, or the number of shares of any class or series of stock that we have the authority to issue; (ii) change our name; (iii) change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares or (iv) effect certain reverse stock splits. Additionally, in the event that our board of directors determines that it is no longer in our best interest to qualify as a REIT, our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT.

Under our charter, the board of directors has the power to amend and repeal our bylaws without the vote of stockholders, provided that such amendments are not inconsistent with the provisions of the charter. However, until the Listing, the amendment of the bylaws requires a stockholder vote where the proposed bylaw amendment would adversely affect the rights, preferences and privileges of the stockholders. After Listing, the board of directors shall have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Except for the foregoing, without stockholder approval, our board of directors may not:

•	amend the charter, except as described above;

•	sell all or substantially all of our Assets other than in the ordinary course of business or in connection with our liquidation and dissolution;

•	cause a merger or consolidation of us or a statutory share exchange when such stockholder approval is required by Maryland law; or

•	cause us to dissolve.

Fees Payable to Our Advisor

Our charter describes certain fees payable to our advisor, its affiliates and affiliates of our sponsor. See “Management Compensation” for a detailed discussion of these fees.

Mergers, Combinations and Sale of Assets

Generally, a sale or other disposition of all or substantially all of our Assets, a merger or consolidation of us, a statutory share exchange or dissolution must be declared advisable by our board of directors and approved by the stockholders of a majority of the shares of our stock then outstanding and entitled to vote on the matter. In addition, any such transaction involving our sponsor, our advisor, any of our directors or any of their affiliates also must be approved by a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combination Act provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person (as defined in our charter) who beneficially owns 10% or more of the voting power of such corporation’s outstanding voting stock or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Our board of directors adopted a resolution providing that the prohibitions and restrictions set forth in the Maryland Business Combination Act are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any Person.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or employees who are directors of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Our charter provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Dissolution

Our voluntary dissolution must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of the majority of the outstanding Equity Shares entitled to vote thereon. We will continue perpetually unless dissolved pursuant to the provisions of our charter or pursuant to any applicable provision of the MGCL.

Procedure Upon Liquidation

Upon any final Liquidity Event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or the stockholder’s authorized broker.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “FEDERAL INCOME TAX CONSIDERATIONS — Taxation of CNL Healthcare Properties, Inc.”

To ensure that we satisfy these requirements, among other purposes, our charter restricts the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8%, by number or value, of the outstanding shares of such common stock or 9.8%, by number or value, of any series of preferred stock, which we refer to herein as the “ownership limitation.” It is the responsibility of each Person owning or deemed to own more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our charter) of the common stock and preferred stock. However, our charter generally provides that our board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to our board of directors may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if our board of directors determines that such Person’s ownership of our common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to our board of directors’ ability to waive certain of the following restrictions in certain circumstances (as described above), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in (A) our common stock and/or preferred stock being beneficially owned by fewer than 100 Persons or (B) our being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, will be null and void and of no effect with respect to the shares in excess of the applicable limit or in violation of the applicable restriction and, accordingly, the intended transferee (or “prohibited owner”) will not acquire any right or interest in such shares. Any shares owned or transferred in excess of an applicable limitation will be automatically exchanged for “excess shares” and will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

•	the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such excess shares.

All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of such excess shares for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the charter.

For purposes of our charter, the term “Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

Limitation of Liability and Indemnification

Our charter, subject to the conditions set forth therein and under Maryland law, eliminates the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) our present or former directors and officers, (b) any individual who, while a director or officer of us and who at our request serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and (c) our advisor or any of its affiliates or directors or employees acting as our agent. Notwithstanding the foregoing, our charter prohibits us from indemnifying an officer, a director, our advisor or an affiliate of our advisor for loss or liability suffered by any of them or holding any of them harmless for any loss or liability suffered by us unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), our advisor or an affiliate of our advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from our stockholders.

Our articles also contain limits on indemnifying against liability arising under federal or state securities laws. The Commission takes the position that indemnification against liabilities arising under the Securities Act is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits as to the Indemnitee by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We will pay or reimburse funds to an officer, a director, our advisor or an affiliate of our advisor for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the party seeking such advancement has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•	the party seeking indemnification provides us with a written agreement to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

No preliminary determination by our board of directors, the stockholders or independent counsel of the ultimate entitlement an officer, a director, our advisor, or an affiliate of our advisor to indemnification is required before the advancement of legal expenses and other costs.

We have entered into indemnification agreements with each of our officers and directors, and have purchased insurance policies offering our officers and directors substantially the same scope of coverage afforded by the indemnification provisions of our charter. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our charter, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. Although these indemnification agreements offer the same scope of coverage afforded by the indemnification provisions in the charter, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by our stockholders.

Removal of Directors

Under our charter, a director may resign or be removed with or without cause only at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the shares of our stock then outstanding and entitled to vote, without the necessity for concurrence by the directors, subject to the rights of any holders of preferred stock to vote for such directors. The notice of such meeting will indicate that the purpose, or one of the purposes, of such meeting is to determine if a director should be removed.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements calculated in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the charter and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of all stockholders along with the number of shares held by each stockholder. Such list will be available for inspection at our principal office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also will be mailed to any stockholder requesting the list within ten days of a request. The Company may impose a reasonable charge for expenses incurred in reproduction of the stockholder list pursuant to the stockholder request.

If our advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and our directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and for actual damages. We may, however, raise as a defense that the actual purpose and reason for the request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal or applicable state law.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity (as defined in our charter) that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties will be obtained from an independent appraiser. In order to qualify as an independent appraiser for this purpose, the Person will have no material current or prior business or personal relationship with our advisor or directors and will be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or Assets of the type we hold. Any properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent appraiser will clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of the Roll-Up Entity, then the appraisal shall be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction will offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

¡	remaining stockholders of us and preserving their interests on the same terms and conditions as existed previously; or

¡	receiving cash in an amount equal to the dissenting stockholders’ pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

•	that would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter and our dissolution. See “— Description of Capital Stock” and “— Stockholder Meetings”;

•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in our charter and described in “— Inspection of Books and Records” above;

•	or in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is rejected by our stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

REIT Qualification

The following replaces the first sentence of the sentence in the section entitled “FEDERAL INCOME TAX CONSIDERATIONS — REIT Qualification” on page 164 of the prospectus

We elected to be treated as a REIT under the Code beginning with our taxable year ended December 31, 2012.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following should be read in addition to the section entitled “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 196 of the prospectus.

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this prospectus supplement and the information that we file later with the Commission may update and supersede the information in this prospectus supplement including the information we incorporated by reference. For information on how to access this information, see the section entitled “ADDITIONAL INFORMATION” on page 198 of the prospectus.

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed on August 14, 2013.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed on May 14, 2013.

•	Our Definitive Proxy Statement on Schedule 14A, filed April 29, 2013.

•	Current Report on Form 8-K dated April 23, 2013, filed on April 29, 2013.

•	Current Report on Form 8-K dated May 8, 2013, filed on May 14, 2013.

•	Current Report on Form 8-K dated May 31, 2013, filed on June 6, 2013.

•	Current Report on Form 8-K dated June 14, 2013, filed on June 20, 2013.

•	Current Report on Form 8-K dated June 21, 2013, filed on June 27, 2013.

•	Current Report on Form 8-K dated June 26, 2013, filed on July 2, 2013.

•	Current Report on Form 8-K dated June 27, 2013, filed on July 2, 2013.

•	Current Report on Form 8-K dated July 1, 2013, filed on July 8, 2013.

•	Current Report on Form 8-K dated July 3, 2013, filed on July 10, 2013.

•	Current Report on Form 8-K dated July 10, 2013, filed on July 16, 2013.

•	Current Report on Form 8-K dated August 1, 2013, filed on August 16, 2013.

•	Current Report on Form 8-K dated August 19, 2013, filed on August 21, 2013.

•	Current Report on Form 8-K dated August 16, 2013, filed on August 23, 2013.

•	Current Report on Form 8-K dated August 27, 2013, filed on August 27, 2013.

•	Current Report on Form 8-K dated August 21, 2013, filed on August 27, 2013.

•	Current Report on Form 8-K dated August 29, 2013, filed on September 5, 2013.

•	Current Report on Form 8-K dated August 30, 2013, filed on September 6, 2013.

Upon request we will provide to each Person, including a beneficial owner, to whom this post-effective amendment is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

DST

430 W. 7th Street, Ste. 219001

Kansas City, MO 64105

866-650-0650, option 3

www.cnl.com

EXPERTS

The following section supersedes in its entirety the paragraph under the section entitled “Experts” beginning on page 197 of the prospectus.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Healthcare Properties, Inc. (formerly known as CNL Healthcare Trust, Inc.) for the year ended December 31, 2012; the audited historical financial statements of Primrose Senior Housing Communities (Five Communities) included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 16, 2012 filed on May 1, 2012; the audited historical financial statements of Primrose II Retirement Communities (Five Communities) included on page F-20 through F-30 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013; the audited historical financial statements of Capital Health Retirement Communities (Four Communities) included on page F-20 through F-29 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed on March 13, 2013; and the audited historical financial statements of TSMM Management, LLC included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31. 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sunrise Connecticut Avenue Assisted Living, LLC, the financial statements of Santa Monica AL, LLC and the combined financial statements of MetSun Two Pool Two, LLC, MetSun Three Louisville KY Senior Living, LLC and MetSun Three Lombard IL Senior Living, LLC at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in CNL Healthcare Properties, Inc.’s (f/k/a CNL Healthcare Trust, Inc.) Current Report on Form 8-K/A dated June 29, 2012, filed September 12, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Vinton, IA Assisted Living Facility, L.L.C., Webster City, IA Assisted Living Facility, L.L.C., and Nevada, IA Assisted Living Facility, LLC., as of and for the year ended December 30, 2011 included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated August 31, 2012, filed on November 2, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by CliftonLarsonAllen LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Tranquillity at Fredericktowne, Inc. and Tranquillity at Fredericktowne Limited Partnership as of December 31, 2011 and 2010, and for the years ended December 31, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed January 13, 2013, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Walker Healthcare Services Group, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEX TO PRO FORMA FINANCIAL STATEMENTS

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared to provide pro forma information with regards to certain real estate acquisitions, disposition and financing transitions, as applicable.

The accompanying unaudited pro forma condensed consolidated balance sheet of CNL Healthcare Properties, Inc. and its Subsidiaries (collectively, the “Company”) at June 30, 2013 illustrates the estimated effect of the disposition, described in Note 2, as if it had occurred on that date. The accompanying unaudited pro forma condensed consolidated statements of operations are presented for the six months ended June 30, 2013 and for the year ended December 31, 2012 (the “Pro Forma Periods”), illustrate the estimated effect of the disposition and acquisitions described in Note 2, as if they had occurred on January 1, 2012.

This pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results as if the transactions reflected herein had occurred on the date or been in effect during the periods indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements as filed on Form 10-Q for the six months ended June 30, 2013 and on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

	CNL Healthcare	CHTSun IV		CNL Healthcare
	Properties, Inc.	Pro Forma		Properties, Inc.
	Historical	Adjustments		Pro Forma
ASSETS

Real estate assets:
Real estate investment properties, net (including VIEs $16,943,329)	$292,822,471	$-		$292,822,471
Real estate under development, including land (including VIEs $16,597,176)	16,844,776	-		16,844,776

Total real estate assets, net	309,667,247	-		309,667,247

Investments in unconsolidated entities	75,267,852	(57,274,874)	(a)	17,992,978
Cash (including VIEs $28,989)	55,114,656	61,823,039	(a)	116,937,695
Intangibles, net (including VIEs $457,158)	9,279,426	-		9,279,426
Deposits	4,594,213	-		4,594,213
Loan costs, net (including VIEs $746,272)	3,973,359	-		3,973,359
Other assets (including VIEs $4,876)	3,733,726	-		3,733,726
Note receivable from related party	1,812,891	-		1,812,891
Deferred rent (including VIEs $8,615)	1,679,718	-		1,679,718
Restricted cash (including VIEs $236,590)	1,392,682	-		1,392,682

Total assets	$466,515,770	$4,548,165		$471,063,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including VIEs $14,559,761)	$169,857,272	$-		$169,857,272
Accounts payable and accrued expenses (including VIEs $2,377,260)	6,661,602	-		6,661,602
Due to related parties (including VIEs $90,279)	2,528,097	-		2,528,097

Total liabilities	179,046,971	-		179,046,971

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share 200,000,000 shares authorized and unissued	-	-		-
Excess shares, $.01 par value per share 300,000,000 shares authorized and unissued	-	-		-
Common stock, $0.01 par value per share 1,120,000,000 shares authorized as of June 30, 2013 36,611,960 shares issued and 36,556,511 outstanding	365,552	-		365,552
Capital in excess of par value	314,322,207	-		314,322,207
Accumulated loss	(19,119,088)	4,548,165	(a)	(14,570,923)
Accumulated other comprehensive loss	130,754	-		130,754
Accumulated distributions	(8,230,626)	-		(8,230,626)

Total stockholders’ equity	287,468,799	4,548,165		292,016,964

Total liabilities and stockholders’ equity	$466,515,770	$4,548,165		$471,063,935

The abbreviation VIEs above mean variable interest entities

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

	June 30,	CHTSun IV		June 30,
	2013	Pro Forma		2013
	Historical	Adjustments		Pro Forma
Revenues:
Rental income from operating leases	$7,553,207	$-		$7,553,207
Resident fees and services	8,845,095	-		8,845,095
Other revenues	12,838	-		12,838

Total revenues	16,411,140	-		16,411,140

Expenses:
Property operating expenses	6,547,848	-		6,547,848
General and administrative	2,676,728	-		2,676,728
Acquisition fees and expenses	2,944,307	-		2,944,307
Asset management fees	1,586,654	(621,976)	(b)	964,678
Property management fees	941,375	(241,073)	(c)	700,302
Depreciation and amortization	4,882,369	-		4,882,369

Total expenses	19,579,281	(863,049)		18,716,232

Operating loss	(3,168,141)	863,049		(2,305,092)

Other income (expense):
Interest and other income	1,923	-		1,923
Interest expense and loan cost amortization	(4,914,594)	1,551,518	(d)	(3,363,076)
Equity in earnings (loss) of unconsolidated entities	1,460,135	(1,283,128)	(e)	177,007

Total other income (expense)	(3,452,536)	268,390		(3,184,146)

Loss before income taxes	(6,620,677)	1,131,439		(5,489,238)
Income tax expense	(18,073)	-		(18,073)

Net loss	$(6,638,750)	$1,131,439		$(5,507,311)

Net loss per share of common stock (basic and diluted)	$(0.25)			$(0.21)

Weighted average number of shares of common stock outstanding (basic and diluted) (f)	26,758,120			26,758,120

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

					Primrose II						Primrose
	CNL Healthcare		Capital Health		Communities		CHT GCI Partners		CHTSun IV		Communities		CNL Healthcare
	Properties, Inc.	Capital Health	Pro Forma		Pro Forma		Pro Forma		Pro Forma		Pro Forma		Properties, Inc.
	Historical	Historical (1)	Adjustments		Adjustments		Adjustments		Adjustments		Adjustments		Pro Forma
Revenues:
Rental income from operating leases	$6,924,978	$-	$-		$6,006,520	(f)	$-		$-		$980,966	(f)	$13,912,464
Resident fees and services	460,017	17,042,993	(460,017)	(g)	-		-		-		-		17,042,993

Total revenues	7,384,995	17,042,993	(460,017)		6,006,520		-		-		980,966		30,955,457

Expenses:
Acquisition fees and expenses	6,584,774	-	(2,906,682)	(h)	(1,560,158)	(h)	-		-		(1,874,530)	(h)	243,404
General and administrative	2,563,230	993,085	-		-		-		-		-		3,556,315
Asset management fees	1,369,298	-	851,068	(b)	730,558	(b)	93,818	(b)	(621,976)	(b)	140,083	(b)	2,562,849
Property operating expenses	406,186	11,694,921	(406,186)	(g)	-		-		-		-		11,694,921
Property management fees	404,458	834,916	160,051	(c)	107,903	(c)	30,072	(c)	(239,249)	(c)	16,759	(c)	1,314,910
Depreciation and amortization	2,100,570	1,361,725	2,937,593	(l)	2,433,956	(l)	-		-		420,949	(l)	9,254,793

Total expenses	13,428,516	14,884,647	635,844		1,712,259		123,890		(861,225)		(1,296,739)		28,627,192

Operating income (loss)	(6,043,521)	2,158,346	(1,095,861)		4,294,261		(123,890)		861,225		2,277,705		2,328,265

Other income (expense):
Interest and other income (expense)	13,382	8,486	-		-		-		-		-		21,868
Interest expense and loan cost amortization	(5,850,539)	(2,665,169)	659,223	(i)	(2,067,560)	(j)	-		2,579,655	(d)	(582,232)	(k)	(7,926,622)
Equity in earnings (loss) of unconsolidated entities	1,142,668	-	-		-		(523,883)	(m)	(963,301)	(e)	-		(344,516)

Total other expense	(4,694,489)	(2,656,683)	659,223		(2,067,560)		(523,883)		1,616,354		(582,232)		(8,249,270)

Net income (loss) before income taxes	(10,738,010)	(498,337)	(436,638)		2,226,701		(647,773)		2,477,579		1,695,473		(5,921,005)
Income tax benefit	17,252	-	-		-		-		-		-		17,252

Net income (loss)	$(10,720,758)	$(498,337)	$(436,638)		$2,226,701		$(647,773)		$2,477,579		$1,695,473		$(5,903,753)

Loss per share of common stock (basic and diluted)	$(1.16)												$(0.48)

Weighted average number of shares of common stock outstanding (basic and diluted) (n)	9,210,204												12,357,127

(1)	Capital Health Historical amounts represent unaudited annualized amounts of the Capital Health Retirement Communities and the Fredericktowne Community as derived from amounts presented in the unaudited combined statements of operations on pages F-9, F-33 and F-43 on Form 8-K/A dated December 21, 2012, and incorporated herein by reference.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet of CNL Healthcare Properties, Inc. and its Subsidiaries (collectively, the “Company”) is presented as if the disposition, described in Note 2, had occurred as of the date presented. The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are presented for the six months ended June 30, 2013 (the “2013 Pro Forma Period”) and for the year ended December 31, 2012 (the “2012 Pro Forma Period” and collectively the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisitions and disposition as described in Note 2 as if they had occurred as of the first day for each period presented. The amounts included in the historical columns represent the Company’s historical balance sheets and operating results for the respective Pro Forma Periods presented.

The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting period.

This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or financial position as if the transactions reflected herein had occurred or been in effect during the Pro Forma Periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s expected financial results for future periods.

2.	Pro Forma Transaction

2013 DISPOSITION

In December 2012, in connection with an existing purchase option held by Sunrise Living Investments, Inc. (“Sunrise”) on CHTSun IV, an unconsolidated entity, the Company entered into an agreement with Health Care REIT, Inc. (“HCN”), as result of a potential merger by HCN with Sunrise. Under the agreement, HCN and Sunrise was entitled to purchase the Company’s interest in CHTSun IV for an aggregate purchase price of approximately $62.5 million, net of approximately $0.7 million of transactions costs (the “Joint Venture Dispositions”). The Joint Venture Dispositions was conditioned upon the merger of HCN with Sunrise, which was completed in July 2013. On July 1, 2013, the Company completed the sale of its joint venture membership in CHTSun IV.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Pro Forma Transaction (cont’d)

2012 ACQUISITIONS

Capital Health Communities

On December 21, 2012, the Company acquired five senior housing communities from affiliates of Capital Health Group, LLC (“Capital Health”), for a purchase price of approximately $85.1 million. The properties include: Brookridge Heights Community – Marquette, MI, Curry House Community – Cadillac, MI, Symphony Manor Community – Baltimore, MD, Woodholme Gardens Community – Pikesville, MD, and Tranquillity at Fredericktowne Community – Frederick, MD (the “Capital Health Communities”).

The senior housing communities feature a total of 348 residential units and will continue to be operated by affiliates of Capital Health under a management agreement. The Company will pay the property manager a fee equal to 5% of the monthly gross revenues of the Capital Health Communities and will reimburse the property manager for operating expenses incurred that are consistent with the annual business plan for the Capital Health Communities.

In connection with the acquisition of the Capital Health Communities, the Company entered into a term loan agreement with a lender, providing for a seven year term in the original aggregate principal amount of $48.5 million that bears interest at 4.25% which was used during the period from January 1, 2012 through the date of acquisition.

The following summarizes the allocation of the purchase price for the Capital Health Communities and the estimated fair values of the assets acquired and liabilities assumed:

Land	$5,059,000
Land improvements	1,261,000
Building	69,617,000
Equipment	2,541,000
In-place lease	3,958,000
Present value of yield guarantee	2,664,000

Net assets acquired	$85,100,000

Primrose II Communities

On December 19, 2012, the Company acquired five senior housing communities from affiliates of Primrose Retirement Communities, LLC (“Primrose”), for a purchase price of approximately $73.1 million. The properties include: Primrose Retirement Community of Lima – Lima, OH, Primrose Retirement Community of Zanesville – Zanesville, OH, Primrose Retirement Community – Decatur, IL, Primrose Retirement Community of Council Bluffs – Council Bluffs, IA, and Aberdeen Primrose Cottages – Aberdeen, SD (the “Primrose II Communities”).

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Pro Forma Transaction (cont’d)

The senior housing communities feature a total of 323 residential units and will be leased back by Primrose under triple-net leases, each having an initial term of ten years, and, at the tenant’s discretion, two five-year renewal options. All of the leases are cross-defaulted among themselves. Annual base rent is equal to the properties’ lease basis multiplied by the lease rate. The lease rate is 7.25% in the initial lease year and will escalate thereafter pursuant to the lease agreements. Annual capital reserve income is allocated based on $300 per unit. The leases are accounted for as operating leases; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. The following summarizes the allocation of the purchase price for the Primrose II Communities and the estimated fair values of the assets acquired and liabilities assumed:

Land	$2,321,000
Land improvements	1,775,000
Building	66,024,000
Equipment	1,413,000
In-place lease	1,517,000

Net assets acquired	$73,050,000

In connection with the acquisition of the Primrose II Communities, the Company entered into a bridge financing with a lender, providing for a one-year senior facility in the original aggregate principal amount of $49.7 million that initially bore interest at LIBOR plus 3.75% which was used during the period from January 1, 2012 through the date of acquisition.

CHT GCI Partners I (Windsor Manor)

On August 31, 2012, the Company acquired a 75% membership interest in three senior housing communities through a joint venture, CHT GCI Partners I, LLC (“CHT GCI Partners”), formed by the Company and its co-venture partner, for approximately $4.8 million. The remaining 25% interest is held by the Company’s co-venture partner. The total acquisition price for the three senior housing communities was approximately $18.8 million. CHT GCI Partners I obtained a $12.4 million bridge loan a portion of which was used to refinance the existing indebtedness encumbering the properties in the portfolio. The non-recourse loan which is collateralized by the properties requires monthly interest-only payments until maturity. The bridge loan bore interest at LIBOR plus 3.75% which was used for the pro forma calculation during the period January 1, 2012 through the date of acquisition.

Under the terms of the venture agreement for CHT GCI Partners, the Company has an 11% preferred return on its capital contributions, which has priority over the Company’s co-venture partner’s 11% return on their capital contributions and shares control over major decisions with the Company’s co-venture partner.

The Company accounts for its investment in CHT GCI Partners under the equity method of accounting.

Primrose Communities

On February 16, 2012, the Company acquired five senior housing communities from affiliates of Primrose, for a purchase price of approximately $84.1 million, excluding closing costs. The properties include: Primrose Retirement Community of Casper – Casper, WY, Primrose Retirement Community of Grand Island – Grand Island, NE, Sweetwater Retirement Community – Billings, MT, Primrose Retirement Community of Marion – Marion, OH, and Primrose Retirement Community of Mansfield – Mansfield, OH (the “Primrose Communities”).

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Pro Forma Transaction (cont’d)

The senior housing communities feature a total of 394 residential units and will be leased back by Primrose under triple-net leases, each having an initial term of ten years, and, at the tenant’s discretion, two five-year renewal options. All of the leases are cross-defaulted among themselves. Annual base rent is equal to the properties’ lease basis multiplied by the lease rate. The lease rate is 7.875% in the initial lease year and will escalate thereafter pursuant to the lease agreements. Annual capital reserve income is allocated based on $300 per unit. The leases are accounted for as operating leases; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. The following summarizes the allocation of the purchase price for the Primrose Communities and the estimated fair values of the assets acquired and liabilities assumed:

Land	$4,220,700
Land improvements	1,525,400
Building	75,680,300
Equipment	933,300
In-place lease	1,690,300

Net assets acquired	$84,050,000

In connection with the acquisition of the Primrose Communities, the Company entered into a bridge financing with a lender, providing for a one-year senior facility in the original aggregate principal amount of $71.4 million that initially bore interest at LIBOR plus 6.00% which was used during the period from January 1, 2012 through the date of acquisition.

In connection with the acquisitions of Primrose II Communities, CHT GCI Partners and the Primrose Communities noted above, the Company incurred acquisition fees and costs of approximately $3.9 million, of which approximately $0.4 million was capitalized as investment in unconsolidated entities.

3.	Related Party Transactions

Pursuant to the Company’s advisory agreement, CNL Healthcare Corp. (the “Advisor”) receives investment services fees equal to 1.85% of the purchase price of properties for services rendered in connection with the selection, evaluation, structure and purchase of assets. In connection with the 2012 acquisitions of the Capital Health Communities, Primrose II Communities, CHT GCI Partners, CHTSun IV and the Primrose Communities, the Company incurred approximately $6.8 million in investment services fees payable to the Advisor, of which approximately $2.6 million was capitalized as investment in unconsolidated entities. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% of the real estate asset value (as defined in the agreement) of the Company’s properties as of the end of the preceding month. Lastly, in connection with the 2013 disposition of CHTSun IV, the Company incurred approximately $0.6 million in investment services fees payable to the Advisor.

Pursuant to a master property management agreement, CNL Healthcare Manager Corp. (the “Property Manager”) receives property management fees of 2% of gross revenues for management of the Company’s single tenant properties and an oversight fee equal to 1% of gross revenues for properties managed by a third-party property manager.

4.	Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet represent adjustments to the Company’s historical results to illustrate as if the disposition of CHTSun IV occurred as of June 30, 2013.

(a)	Represents the Company’s sale of CHTSun IV and the related gain, as described in Note 2 above.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the Pro Forma Condensed Consolidated Statements of Operations represent adjustments needed to the Company’s historical results to remove the historical operating results of CHTSun IV assuming the property had been sold prior to and not been owned during the Pro Forma Periods presented and to present the Company’s results of operations as if Capital Health Communities, Primrose II Communities, CHT GCI Partners and the Primrose Communities had leases in place and been owned for the full Pro Forma Period in 2012.

(b)

Represents asset management fees for the 2012 Pro Forma Period due to the Advisor in connection with the ownership of the Capital Health Communities, Primrose II Communities, CHT GCI Partners and the Primrose Communities and the reversal of asset management fees recorded in the Company’s historical results relating to the disposition of CHTSun IV as described in Note 3 for the Pro Forma Periods.

(c)

Represents property management fees due to the property manager in connection with the management of the Capital Health Communities, Primrose II Communities, CHT GCI Partners and the Primrose Communities and the reversal of property management fees recorded in the Company’s historical results relating to the disposition of CHTSun IV as described in Note 3 for the Pro Forma Periods.

(d)

Represents the elimination of interest expense recorded in the Company’s historical results of operations related to the Mezz Loan to reflect the impact of the disposition of the CHTSun IV transaction.

(e)

Represents the elimination of equity in loss of unconsolidated entities recorded in the Company’s historical results of operations to reflect the impact of the disposition of the CHTSun IV transaction.

(f)	Represents rental income on a straight-line basis generated from the leases for the Primrose II Communities and Primrose Communities for periods prior to acquisition during the 2012 Pro Forma Period.

(g)

Represents the reversal of resident fees and services and property operating expenses for the Capital Health Communities recorded in the Company’s and Capital Health’s historical results relating to the acquisition described in Note 2 for the 2012 Pro Forma Period.

(h)

Represents the reversal of historical acquisition fees and expenses, including investment services fees to the Company’s Advisor, incurred and accrued during the year ended December 31, 2012 related to the acquisition of the Capital Health Communities, Primrose II Communities, and Primrose Communities that are nonrecurring charges directly related to the pro forma transactions.

(i)	Represents interest expense and amortization of loan costs relating to the Capital Health Communities financings as if the loans had been in place for the 2012 Pro Forma Period.

(j)

Represents interest expense and amortization of loan costs relating to the Primrose II Communities financings as if the loans had been in place for the 2012 Pro Forma Period. An increase in the LIBOR rate of .125% on the Company’s floating rate debt would have resulted in an increase in pro forma interest expense of approximately $63,000 for the year ended December 31, 2012.

(k)

Represents interest expense and amortization of loan costs relating to the Primrose Communities financings as if the loans had been in place for the Pro Forma Period. An increase in the LIBOR rate of .125% on the Company’s floating rate debt would have resulted in an increase in pro forma interest expense of approximately $23,000 for the year ended December 31, 2012.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations (cont’d)

(l)

Represents depreciation and amortization expense computed using the straight-line method for the Capital Health Communities, Primrose II Communities and Primrose Communities over the estimated useful lives of the related assets for the Pro Forma Period as follows:

		Year ended
Capital Health Communities	Estimated Useful Life	December 31, 2012
Land	Not applicable	$ —
Land improvements	15 years	84,067
Building	39 years	1,785,051
Equipment	3 years	847,000
In-place lease	2.5 years	1,583,200

		4,299,318
Less depreciation and amortization expense recorded in historical financial statements		(1,361,725)

		$ 2,937,593

Primrose II Communities	Estimated Useful Life	Year ended December 31, 2012
Land	Not applicable	$ —
Land improvements	15 years	118,333
Building	39 years	1,692,923
Equipment	3 years	471,000
In-place lease	10 years	151,700

		2,433,956
Less depreciation and amortization expense recorded in historical financial statements		—

		$ 2,433,956

Primrose Communities	Estimated Useful Life	Year ended December 31, 2012
Land	Not applicable	$ —
Land improvements	15 years	101,693
Building	39 years	1,940,521
Equipment	3 years	311,100
In-place lease	10 years	169,030

		2,522,344
Less depreciation and amortization expense recorded in historical financial statements		(2,101,395)

		$ 420,949

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations (cont’d)

(m)

The pro forma adjustment summarized below represents the Company’s equity in earnings (loss) generated from its unconsolidated interests in CHT GCI Partners, as described above, allocated between the Company and its partners. The following estimated operating results of the properties owned by CHT GCI Partners and equity in earnings (loss) of the Company are presented as if the investments had been made on January 1, 2012. These amounts were derived from the historical operating results of CHT GCI Partners for the period presented and include the impact of the following pro forma adjustments:

-	In connection with the formation of the ventures, new management agreements were executed. Property operating expenses have been adjusted to reflect the impact of the new management agreements.

-

The formation of the ventures resulted in a new basis of accounting for the related assets. Depreciation and amortization has been adjusted to reflect the impact of this allocation on the carrying values of land, building and equipment.

-

As part of their formation transactions, the ventures entered into new financing arrangements. Interest expense and loan cost amortization has been adjusted to reflect the terms associated with the new financing arrangements.

	Year ended December 31, 2012
Revenues	$	3,417,264
Property operating expenses		(2,584,959)
Depreciation and amortization expense		(867,946)
Interest expense and loan cost amortization		(434,931)
Interest and other income		-

Net income (loss)		(470,572)

Income (loss) allocable to venture partners on a pro forma basis (1)		-

Income (loss) allocable to the Company on a pro forma basis (1)		(470,572)
Amortization of capitalized costs on a pro forma basis		(53,311)

Pro forma Adjustment	$	(523,883)

(1)

Income (loss) is allocated between the Company and its joint venture partner using the HLBV method of accounting. Under this method, the Company recognizes income or loss in each period as if the net book value of the assets in the venture were hypothetically liquidated at the end of each reporting period.

(n)

For purposes of determining the historical weighted average number of shares of common stock outstanding, stock distributions issued and paid through the date of this filing are treated as if they were issued at the beginning of the periods presented.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations (cont’d)

As a result of the Capital Health Communities, the Primrose II Communities, CHT GCI Partners and the Primrose Communities being treated in the Pro Forma Condensed Consolidated Statement of Operations as having been acquired as of January 1, 2012, the Company assumed that approximately 8,900,000 shares of common stock that were sold during 2012 were available for the purchase of the Capital Health Communities, the Primrose II Communities, CHT GCI Partners and the Primrose Communities as of January 1, 2012. Consequently, the weighted average numbers of shares outstanding for the 2012 Pro Forma Period were adjusted to reflect this amount of shares as being issued on January 1, 2012 instead of the actual dates issued, and were treated as outstanding for the full 2012 Pro Forma Period. Pro forma earnings per share were calculated based on the weighted average number of shares of common stock outstanding, as adjusted.

ADDENDUM TO

APPENDIX A

PRIOR PERFORMANCE TABLES

THE PRIOR PERFORMANCE TABLES IN THIS ADDENDUM

UPDATE AND REPLACE THE NARRATIVE, TABLES I AND II,

AND TABLE III FOR CNL GROWTH PROPERTIES, INC. AND

GLOBAL INCOME TRUST, INC. IN APPENDIX A TO THE

PROSPECTUS DATED APRIL 17, 2013.

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds, which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.), which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets primarily in the United States and Germany, and CNL Healthcare Properties, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2010 and December 31, 2012 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., CNL Growth Properties, Inc., Global Income Trust, Inc. and CNL Healthcare Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2012. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the three years ended December 31, 2012.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company’s name was changed to Trustreet Properties, Inc., and it acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2012. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Notes 1 and 2)	(Note 5)	(Note 6)	(Note 7)
Dollar amount offered	$6,000,000,000

Dollar amount raised	$3,203,159,000

Percentage raised	100.0%

Less offering expenses:
Selling commissions and discounts	6.2
Organizational/offering expenses	1.5
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	2.6

	10.3

Reserve for operations	—

Percent available for investment	89.7%

Acquisition costs:
Cash down payment	85.7%
Acquisition fees paid to affiliates (Note 3)	3.0
Acquisition expenses	1.0

Total acquisition costs	89.7%

Percent leveraged (mortgage financing divided by total acquisition costs) (Note 4)	48.9%

Date offering began	4/16/04, 4/04/06 and 4/09/08

Length of offering (in months)	24, 24 and 36, respectively

Months to invest 90% of amount available for investment measured from date of offering	30, 27 and 51, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”

Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register for sale $250 million in shares and between the second quarter of 2011 through December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 3:	Between the second quarter of 2011 through December 31, 2012, the Company paid additional acquisition fees of approximately $3.0 million to the advisor in connection with funds raised under the Form S-3.

Note 4:	Percent leveraged also includes acquisitions funded with debt.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The initial offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009 and closed April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010 and closed April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Properties, Inc.(the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Properties, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.

	(Note 1)	(Note 5)	(Note 6)	(Note 7)

Date offering commenced	4/16/04, 4/04/06 and 4/09/08

Dollar amount raised	$ 3,203,159,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Notes 2 and 3)	91,001,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,646,000

Total amount paid to sponsor from proceeds of offering	422,790,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2012 (Note 4)	122,238,000
2011 (Note 4)	133,529,000
2010 (Note 4)	126,828,000
2009 (Note 4)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000

Amount paid to sponsor from operations:
Asset management fees
2012	35,725,000
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	––

Reimbursements
2012	8,002,000
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000

Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	21,943,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	54,130,000

Past performance is not necessarily indicative of future performance.

FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. Acquisition fees paid on shares raised under the Form S-3 are not included in the amounts presented above. For the years ended December 31, 2012, 2011 and 2010, approximately $5.2 million, $22.0 million and $1.5 million, respectively, in additional acquisition fees were paid equal to 3.0% of the loan proceeds from permanent financing.

Note 3:	The amount shown represents acquisition fees paid to sponsor net of credit received of approximately $5.0 million as a result of redeeming shares.

Note 4:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $1.8 million, $7.2 million and $11.0 million in 2012, 2011 and 2010, respectively.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds totaling approximately $67.6 million (6.8 million shares) from the offering. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.6 million, marketing support fees incurred were approximately $2.0 million, and other offering and organizational costs incurred were approximately $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds totaling approximately $64.0 million (6.4 million shares) from the offering, including approximately $1.4 million (0.1 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.3 million, marketing support fees incurred were approximately $1.9 million, and other offering and organizational costs incurred were approximately $3.2 million. The offering closed on April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL GROWTH PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$—	$1,386,000
Profit on sale of properties	—	—	—
Interest and other income	—	—	1,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(1,403,000)	(1,364,000)	(2,910,000)
Depreciation and amortization	—	—	(473,000)
Interest expense and loan cost amortization	—	—	—
Income (loss) from discontinued operations	—	(645,000)	(1,140,000)
Plus: Net loss attributable to noncontrolling interests	—	—	12,000

Net income (loss) – GAAP basis	(1,403,000)	(2,009,000)	(3,124,000)

Taxable income (loss)
- from operations	(5,788)	(1,015,000)	(Note 2)

- from gain (loss) on sales	—	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)	(870,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors (Note 4)
- from offering proceeds	—	—	—
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)	(870,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)	—
Development property costs	—	(7,430,000)	(69,768,000)
Capital expenditures	—	(5,000)	(656,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
(Increase) decrease in restricted cash	—	—	—
Subscriptions received from stockholders	12,596,000	27,662,000	27,299,000
Redemption of common stock	—	—	(105,000)
Effect of exchange rate fluctuation on cash	—	—	—
Proceeds from mortgage loans and other notes payable	—	7,179,000	37,301,000
Stock issuance costs	(1,790,000)	(4,063,000)	(4,046,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	—	—
Net borrowings (repayments) on line of credit	—	—	—
Payment of loan costs and deposits	—	(362,000)	(1,221,000)
Contributions from noncontrolling interest	—	146,000	9,333,000
Distributions to noncontrolling interest	—	—	(21,000)
Payment of lease costs	—	(12,000)	(282,000)

Cash generated (deficiency) after cash distributions and special items	9,970,000	7,863,000	(3,036,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 2)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(30)	(Note 4)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital	—	—	—

Total distributions on GAAP basis (Note 4)	—	—	—

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	—
- from other	—	—	—

Total distributions on cash basis (Note 4)	—	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 4)	0.00%	0.00%	0.00%
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	0%	100%	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds of $67.6 million (6.8 million shares) from the offering. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.6 million, marketing support fees incurred were $2.0 million, and other offering and organizational costs incurred were $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013. Activities through April 23, 2010, were devoted to the organization of CNL Growth Properties, Inc. as operations had not yet begun.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Growth Properties, Inc.

Note 4:	On June 24, 2010, CNL Growth Properties, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010. Effective October 1, 2012, the board of directors amended the stock distribution policy, authorizing a monthly stock distribution which will continue until terminated or amended by the board of directors. For the years ended December 31, 2012 and 2011, and the six months ended December 31, 2010, CNL Growth Properties, Inc. was obligated to distribute 472,462 shares, 223,892 shares and 33,416 shares, respectively, of the company’s common stock. There have been no cash distributions.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$2,468,000	$9,053,000
Profit on sale of properties	—	—	—
Interest and other income	—	1,000	5,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(929,000)	(4,003,000)	(7,623,000)
Depreciation and amortization	—	(1,089,000)	(4,465,000)
Interest expense and loan cost amortization	—	(995,000)	(3,430,000)
Income (loss) from discontinued operations	—	—	—
Income tax benefit (expense)	—	(17,000)	225,000

Net income (loss) – GAAP basis	(929,000)	(3,635,000)	(6,235,000)

Taxable income
- from operations	(5,136)	(612,000)	(Note 2)

- from gain (loss) on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)	(946,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	—	—	(285,000)
- from offering proceeds	(43,000)	(1,026,000)	(2,714,000)
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)	(3,945,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)	(39,586,000)
Capital expenditures	—	—	(14,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
Increase in restricted cash	—	(760,000)	(758,000)
Subscriptions received from stockholders	8,106,000	20,389,000	35,524,000
Redemption of common stock	—	—	(263,000)
Effect of exchange rate fluctuation on cash	—	—	19,000
Proceeds from mortgage loans and other notes payable	—	36,900,000	14,157,000
Stock issuance costs	(1,068,000)	(3,057,000)	(5,230,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	(181,000)	(714,000)
Net borrowings (repayments) on line of credit	—	2,820,000	(2,000,000)
Payment of loan costs	—	(1,032,000)	(582,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)	(3,392,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Notes 4 and 5)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(35)	(Note 2)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 6)	15	65	65

Total distributions on GAAP basis (Notes 7 and 8)	15	65	65

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	6
- from other	15	65	59

Total distributions on cash basis (Notes 7 and 8)	15	65	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80	145
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds of $64.0 million (6.4 million shares) from the offerings, including $1.4 million (0.1 million shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.3 million, marketing support fees incurred were $1.9 million, and other offering and organizational costs incurred were $3.2 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun. The offering closed on April 23, 2013.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	Global Income Trust, Inc. did not have taxable earnings for the years ended December 31, 2012, 2011 and 2010.

Note 6:	Cash distributions presented above represents the amount of cash distribution in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Past performance is not necessarily indicative of future performance.

Note 7:	Tax and distribution data and total distributions on GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Note 8:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.

Past performance is not necessarily indicative of future performance.